The information in this prospectus supplement and the prospectus is not complete and may be changed. This prospectus supplement and the prospectus are not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer and sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 21, 2005)

$1,100,000,000

NRG Energy, Inc.

% Senior Notes Due 2017

We will pay interest on the notes on           and           of each year, beginning          , 2007. The notes will mature on          , 2017. We may redeem some or all of the notes at any time on or after           at redemption prices described in this prospectus supplement.

The notes will be unsecured obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $5,000.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

	Per Note		Total

Public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to NRG Energy, Inc.		%	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject any orders in whole or in part. The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November   , 2006.

Merrill Lynch & Co.	Morgan Stanley

The date of this prospectus supplement is          , 2006.

Prospectus Supplement
About This Prospectus Supplement	ii
Where You Can Find More Information	ii
Incorporation of Certain Documents by Reference	ii
Disclosure Regarding Forward-Looking Statements	iii
Market and Industry Data	iv
Summary	S-1
Risk Factors	S-11
The Transactions	S-14
Use of Proceeds	S-17
Capitalization	S-18
Description of the Notes	S-19
Description of Certain Other Indebtedness and Preferred Stock	S-65
Certain U.S. Federal Income Tax Considerations	S-72
Underwriting	S-77
Legal Matters	S-79

Prospectus
Where You Can Find More Information	ii
Incorporation of Certain Documents by Reference	ii
Disclosure Regarding Forward-Looking Statements	iii
NRG Energy, Inc.	1
Description of Securities We May Offer	2
Debt Securities and Guarantees	2
Preferred Stock	4
Common Stock	6
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preference Dividends	7
Use of Proceeds	8
Validity of the Securities	8
Experts	8

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates.

i

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING.”

About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference.”

Where You Can Find More Information

NRG files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. NRG’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, NY 10005, on which NRG’s common stock is listed.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

Incorporation of Certain Documents by Reference

The SEC allows the “incorporation by reference” of the information filed by NRG with the SEC into this prospectus supplement, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus supplement. Information that NRG files later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings NRG makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement but before the end of the offerings that may be made under this prospectus supplement, are incorporated by reference herein:

•	NRG’s annual report on Form 10-K for the year ended December 31, 2005 (filed on March 7, 2006) as amended by the Form 10-K/A filed on March 27, 2006.

ii

•	NRG’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006 (filed on May 9, 2006), June 30, 2006 (filed on August 4, 2006) and September 30, 2006 (filed on November 6, 2006).

•	NRG’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2006.

•	NRG’s current reports on Form 8-K filed on January 4, 2006, Form 8-K filed on January 5, 2006, Form 8-K/A filed on January 5, 2006, Form 8-K filed on January 13, 2006, Form 8-K filed on January 23, 2006, Form 8-K/A filed on January 23, 2006, Form 8-K/A filed on January 26, 2006, Form 8-K filed on January 27, 2006, Form 8-K filed on February 6, 2006, Form 8-K filed on February 8, 2006, Form 8-K filed on March 10, 2006, Form 8-K filed on March 16, 2006, Form 8-K filed on April 6, 2006, Form 8-K filed on May 3, 2006, Form 8-K filed on May 4, 2006, Form 8-K filed on May 31, 2006, Form 8-K filed on August 1, 2006 (only with respect to the information deemed filed under Item 8.01), Form 8-K filed on August 10, 2006, Form 8-K filed on August 11, 2006, Form 8-K filed on August 21, 2006 and Form 8-K filed on August 25, 2006.

If you make a request for such information in writing or by telephone, NRG will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus. Any such request should be directed to:

NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
Attention: General Counsel

You should rely only on the information contained in this prospectus supplement, the attached prospectus, the documents incorporated by reference and any written communication from us or the Underwriters specifying the final terms of the offering. NRG has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. NRG is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. NRG’s business, financial condition, results of operations and prospects may have changed since that date.

Disclosure Regarding Forward-Looking Statements

This prospectus supplement contains, and the documents incorporated by reference herein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Such forward-looking statements are subject to certain risks, uncertainties and assumptions that include, but are not limited to, expected earnings and cash flows, and future growth and financial performance. These statements typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others:

•	Risks and uncertainties related to the capital markets generally, including increases in interest rates;

•	General economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel;

iii

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	NRG’s potential inability to enter into contracts to sell power or procure fuel on terms and prices acceptable to it;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws;

•	Price mitigation strategies and other market structures employed by independent system operators, or ISOs, or regional transmission organizations, or RTOs, that result in a failure to adequately compensate our generation units for all of their costs;

•	NRG’s ability to realize its significant deferred tax assets, including loss carry forwards;

•	The effectiveness of NRG’s risk management policies and procedures, and the ability of NRG’s counterparties to satisfy their financial commitments;

•	Counterparties’ collateral demands and other factors affecting NRG’s liquidity position and financial condition;

•	NRG’s ability to implement its recently-announced strategy of developing and building new power generation facilities, including new nuclear units and IGCC units, in a way that benefits investors in its debt and equity securities;

•	NRG’s ability to operate its businesses efficiently, manage capital expenditures and costs tightly (including general and administrative expenses), and generate earnings and cash flow from its asset-based businesses in relation to its debt and other obligations; and

•	Significant operating and financial restrictions which may be placed on NRG as a result of the financing transactions described elsewhere in this prospectus supplement and instruments governing its existing indebtedness.

Market and Industry Data

Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.

iv

SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors and the financial data and related notes, before making an investment decision.

In this prospectus supplement, unless otherwise indicated herein or the context otherwise indicates:

•	the term “NRG” refers to NRG Energy, Inc., together with its consolidated subsidiaries;

•	the term “notes” refers to NRG’s % Senior Notes due 2017 offered pursuant to this prospectus supplement;

•	the term “indenture” refers to the base indenture dated February 2, 2006, as supplemented by the supplemental indenture to be dated on or about November , 2006 among NRG, the Guarantors and Law Debenture Trust Company, as trustee;

•	the term “Transactions” refers to the transactions described under the heading “The Transactions”;

•	the terms “we,” “our,” “us” and the “Company” refer to NRG together with its consolidated subsidiaries, after giving pro forma effect to the completion of the Transactions;

•	the terms “MW” and “MWh” refer to megawatts and megawatt-hours. The megawatt figures provided represent nominal summer net megawatt capacity of power generated as adjusted for our ownership position excluding capacity from inactive/mothballed units as of September 30, 2006. NRG has previously shown gross MWs when presenting its operations. Capacity is tested following standard industry practices. Our numbers denote saleable MWs net of internal/parasitic load; and

•	the term “expected annual baseload generation” refers to the net baseload capacity limited by economic factors (relationship between cost of generation and market price) and reliability factors (scheduled and unplanned outages).

Our Business

NRG is a wholesale power generation company, primarily engaged in the ownership, development, construction and operation of power generation facilities, the transacting in and trading of fuel and transportation services and the marketing and trading of energy, capacity and related products in the United States and internationally. We have a diverse portfolio of electric generation facilities in terms of geography, fuel type and dispatch levels. Our principal domestic generation assets consist of a diversified mix of natural gas-, coal-, oil-fired and nuclear facilities, representing approximately 45%, 34%, 16% and 5% of our total domestic generation capacity, respectively. In addition, 15% of our domestic generating facilities have dual or multiple fuel capacity, which allows plants to dispatch with the lowest cost fuel option.

Our Strategy

Our strategy is to optimize the value of our generation assets while using that asset base as a platform for growth and enhanced financial performance which can be sustained and expanded upon in years to come. We plan to maintain and enhance our position as a leading wholesale power generation company in the United States in a cost-effective and risk-mitigating manner in order to serve the bulk power requirements of our customer base and other entities that offer load, or otherwise consume wholesale electricity products and services in bulk. Our strategy includes the following elements:

Increase value from our existing assets.  We have a highly diversified portfolio of power generation assets in terms of region, fuel type and dispatch levels. We will continue to focus on extracting value from our portfolio by improving plant performance, reducing costs and harnessing our advantages of scale in the procurement of fuels and other commodities, parts and services, and in so doing to improve our return on invested capital, or ROIC: a strategy that we have branded “FORNRG,” or Focus on ROIC at NRG.

Pursue intrinsic growth opportunities at existing sites in our core regions.  We are favorably positioned to pursue growth opportunities through expansion of our existing generating capacity. We intend to invest in our existing assets through plant improvements, repowerings, brownfield development and site expansions to meet anticipated requirements for new capacity in our core markets. In furtherance of this goal, we have initiated a company-wide program, known as Repowering NRG, to develop, finance, construct and operate new and enhanced power generation facilities, with an emphasis on new baseload capacity that is supported by long-term power sales agreements and financed with limited or non-recourse project financing. We expect that these efforts will provide one or more of the following benefits: improved heat rates; lower delivered costs; expanded electricity production capability; an improved ability to dispatch economically across the merit order; increased technological and fuel diversity; and reduced environmental impacts, including facilities that either have zero greenhouse gas emissions or can be equipped to capture and, eventually, to sequester greenhouse gas emissions.

Maintain financial strength and flexibility.  We remain focused on increasing cash flow and maintaining appropriate levels of liquidity, debt and equity in order to ensure continued access to capital for investment, to enhance risk-adjusted returns, and to provide flexibility in executing our business strategy. We will continue our focus on maintaining operational and financial controls designed to ensure that our financial position remains strong. At the same time, we expect to continue with our practice of returning excess capital to our debt and equity investors on a regular basis.

Reduce the volatility of our cash flows through asset-based commodity hedging activities.  We will continue to execute asset-based risk management, hedging, marketing and trading strategies within well-defined risk and liquidity guidelines in order to manage the value of our physical and contractual assets. Our marketing and hedging philosophy is centered on generating stable returns from our baseload power generation assets while preserving the ability to capitalize on strong spot market conditions and to capture the extrinsic value of our intermediate and peaking facilities and portions of our baseload fleet. We believe that we can successfully execute this strategy by taking advantage of our expertise in marketing power and ancillary services, our knowledge of markets, our balanced financial structure and our diverse portfolio of power generation assets.

Participate in continued industry consolidation.  We will continue to pursue selective acquisitions, joint ventures and divestitures to enhance our asset mix and competitive position in our core regions in order to meet the fuel and dispatch requirements in these regions. We intend to concentrate on opportunities that we believe will present attractive risk-adjusted returns. We will also opportunistically pursue other strategic transactions, including mergers, acquisitions or divestitures during the consolidation of the power generation industry in the United States.

Our Competitive Strengths

Scale and diversity of assets.  We have one of the largest and most diversified power generation portfolios in the United States with approximately 22,800 MW of generation capacity in 180 generating units at 45 plants as of September 30, 2006. Our power generation assets are diversified by fuel type, dispatch level and region, which help mitigate the risks associated with fuel price volatility and market demand cycles. Our U.S. baseload facilities, which consist of approximately 8,600 MW of generation capacity measured as of September 30, 2006, provide us with a significant source of stable cash flow, while our intermediate and peaking facilities, with approximately 14,200 MW of generation capacity as of September 30, 2006, provide us with opportunities to capture the significant upside potential that can arise from time to time during periods of high demand. In addition, approximately 15% of our domestic generation facilities have dual or multiple fuel capability, which allows most of these plants to dispatch with the lowest cost fuel option.

Reliability of future cash flows.  As discussed in greater detail below under “The Transactions,” we have sold forward or otherwise hedged a significant amount of our expected baseload generation capacity through 2011. The Company has the capacity and intent to enter into hedges in later years when market conditions are favorable. In addition, as of September 30, 2006, we have purchased forward under fixed price contracts (with contractually- specified price escalators) to provide fuel for approximately 79% of our expected baseload coal generation output from 2006 to 2012. These forward positions provide a stable and reliable source of future cash flow for our investors, while preserving a portion of our generation portfolio for opportunistic sales to take advantage of market dynamics.

Favorable market dynamics for baseload solid fuel power plants.  In 2006, approximately 71% of the United States’ generation will be fueled by coal or nuclear fuel. In many of the competitive markets where we operate, the price of power is typically set by the marginal costs of natural gas-fired and oil-fired power plants that currently have substantially higher variable costs than our solid fuel baseload power plants. For example, ERCOT’s October 1, 2005 “Report on Existing and Potential Electric System Constraints and Needs” found that natural gas-fired power plants set the market price of power more than 90% of the time in ERCOT. As a result of our lower marginal cost for baseload coal and nuclear generation assets, we expect these ERCOT assets to generate power nearly 100% of the time they are available.

Locational advantages.  Many of our generation assets are located within densely populated areas that are characterized by significant constraints on the transmission of power from generators outside the region. Consequently, these assets are able to benefit from the higher prices that prevail for energy in these markets during periods of transmission constraints. We have generation assets located within New York City, southwestern Connecticut, Houston and the Los Angeles and San Diego load basins, all areas with constraints on the transmission of electricity. This gives us the opportunity to capture additional revenues through offering capacity to retail electric providers and others, selling power at prevailing market prices during periods of peak demand and providing ancillary services in support of system reliability. These facilities are often ideally situated for repowering or the addition of new capacity, as well, because their location and existing infrastructure give them significant advantages over greenfield sites in their regions.

The Transactions

We are offering these notes as part of a series of coordinated transactions that includes (i) the execution of new long-term hedges of our baseload power generation portfolio for the years 2010 and 2011, (ii) the resetting of existing out-of-the-money hedges for years 2006 through 2010, (iii) the issuance of $1,100.0 million of notes offered hereby, and (iv) the amendment of our senior secured credit facilities to permit the incurrence of new unsecured indebtedness, to increase the synthetic letter of credit facility by $500.0 million and otherwise to improve our financial flexibility. Together, we refer to these as the “Transactions.” We expect the Transactions to be closed by November 21, 2006. For a more detailed discussion of the Transactions, see “The Transactions.”

Recent Developments

During the third quarter 2006, NRG initiated a Capital Allocation Program to repurchase approximately $750 million of its common stock in two phases. Phase I was a $500 million stock repurchase program, which was completed on October 13, 2006. Phase II, as originally announced, was to be an additional $250 million common stock buyback anticipated to commence during the first quarter 2007. In conjunction with the Hedge Reset and the amendment to the senior secured credit facility described herein, NRG has upsized Phase II to $500 million and has accelerated the start to the fourth quarter 2006 and intends to complete it by the end of the second quarter 2007.

NRG Energy, Inc. reported net income before discontinued operations for the three and nine months ended September 30, 2006 of $373 million and $588 million, respectively, as compared to a net loss of $37 million and $4 million for the same periods last year. The quarter and year-to-date improvements primarily resulted from the February 2, 2006 acquisition of Texas Genco LLC (now known as NRG Texas) and mark-to-market (MtM) gains in 2006 versus MtM losses in 2005. Net income for the nine months ended 2006 was impacted by $105 million in after tax refinancing expenses incurred as part of the NRG Texas acquisition, partially offset by $54 million in after-tax one-time gains related to the resolution of disputes and litigation.

Cash flow from operations for the quarter was $444 million, including a $77 million benefit from returned cash collateral versus cash used by operations of $205 million during the same period last year. Third quarter 2005 results included a cash collateral outflow of $419 million. Cash flow from operations year to date was $1 billion for 2006, an increase of $1.1 billion over 2005. The 2005 results included a cash collateral outflow of $598 million. In addition to returned collateral, 2006 cash from operations reflect the contributions from NRG Texas.

Summary of Risk Factors

We are subject to a variety of risks related to our competitive position and business strategies. Some of the more significant challenges and risks include those associated with the operation of our power generation plants, volatility in power prices and fuel costs, our leveraged capital structure and extensive governmental regulation. See the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005 (which is expressly incorporated by reference into this prospectus supplement) and “Risk Factors” beginning on page S-11, in each case, for a discussion of the factors you should consider before investing in the notes.

Sources and Uses of Funds

As described under “— The Transactions,” we will use the net proceeds from this offering to fund payments to counterparties under certain of our existing long-term hedging agreements pursuant to agreements to revise those hedges so as to bring the prices paid to us into line with current market prices. In addition, we will use net proceeds from this offering to pay related fees and expenses related to this offering and the other financing arrangements described under “— The Transactions.” For more information, see “Use of Proceeds.”

Corporate Structure and Material Components of Consolidated Debt

The following simplified diagram represents our corporate structure and material components of our indebtedness at September 30, 2006 while including the increase to our indebtedness from the Transactions:

(1)	Our corporate structure also includes $247.0 million of our 3.625% Convertible Preferred Stock, which are reflected in the mezzanine section of NRG’s balance sheet as of September 30, 2006.

(2)	The outstanding notes exclude a decrease of $20.9 million related to a favorable mark-to-market on an interest rate swap.

(3)	Includes subsidiaries with $554.9 million of outstanding debt as of September 30, 2006. Although the Excluded Domestic Subsidiaries do not guarantee the notes, their results of operations will be counted when measuring certain financial ratios under the terms of the notes. See “Description of the Notes.”
footnotes continued on following page

(4)	Includes subsidiaries with $253.2 million of outstanding debt as of September 30, 2006. Although the Excluded Foreign Subsidiaries do not guarantee the notes, their results of operations will be counted when measuring certain financial ratios under the terms of the notes. See “Description of the Notes.”

We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG.” Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500. Our website is located at www.nrgenergy.com. The information on, or linked to, our website is not a part of this prospectus supplement.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Offering

Issuer	NRG Energy, Inc.

Notes offered	$ in aggregate principal amount of % Senior Notes due 2017.

Maturity	The notes will mature on , 2017.

Interest rates	The notes will accrue interest at a rate per year equal to %.

Interest payment dates	and beginning , 2007.

Guarantees	The notes will be guaranteed jointly and severally by each of our current and future restricted subsidiaries, excluding certain foreign, project and immaterial subsidiaries. Significant guarantors will include the subsidiaries owning NRG’s assets in Texas which were acquired from Texas Genco LLC on February 2, 2006, NRG Power Marketing, Inc., NRG South Central Generating LLC and certain of its subsidiaries, and the subsidiaries owning NRG’s assets in the MidAtlantic region and in the Northeast region. Each guarantee will rank pari passu with all existing and future senior indebtedness of that guarantor and will be senior in right of payment to all existing and future subordinated indebtedness of that guarantor.

Ranking	The notes will be general unsecured obligations and will rank:

• equally with all existing and future unsecured senior indebtedness of NRG; and

• senior to any future subordinated indebtedness of NRG.

Because the notes will be guaranteed by only certain of our subsidiaries, they will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of those subsidiaries that do not guarantee the notes. As of September 30, 2006, (i) our guarantor subsidiaries accounted for approximately 94% of our revenues from wholly-owned operations for the nine months ended September 30, 2006 and held approximately 94% of our consolidated assets, (ii) our non-guarantor subsidiaries had approximately $808.1 million in aggregate principal amount of external funded indebtedness, and (iii) our outstanding consolidated trade payables were $278.0 million. Approximately 87% of these trade payables constituted obligations of NRG and its guarantor subsidiaries. See “Risk Factors — Risks Related to the Offering — We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.”

Optional redemption	We may redeem some or all of the notes at any time prior to at a price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest. On or after , we may redeem some or all of the notes at the redemption prices listed in the “Description of the Notes — Optional Redemption” section of this prospectus supplement, plus accrued and unpaid interest.

Prior to , we may redeem up to 35% of the notes issued under the indenture with the net cash proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the notes issued in this offering remains outstanding after the redemption.

Change of control	When a change of control event occurs, each holder of notes may require us, subject to certain conditions, to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Certain covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• declare or pay dividends, redeem stock or make other distributions to stockholders;

• create liens;

• make certain restricted investments;

• enter into transactions with affiliates;

• sell or transfer assets; and

• consolidate or merge.

These covenants are subject to a number of important qualifications and limitations. See “Description of the Notes — Certain Covenants.”

Use of proceeds	We estimate that the net proceeds of this offering, after giving effect to underwriting discounts and commissions, will be approximately $1,084 million. As described under “— The Transactions,” we will use the net proceeds from this offering to fund payments to counterparties under certain of our existing long-term hedging agreements pursuant to agreements to reset the hedge price levels into line with current market prices. In addition, we will use net proceeds from this offering to pay related fees and expenses related to this offering and the other financing arrangements described under “The Transactions.” For more information, see “Use of Proceeds.”

Summary Financial Information

The summary historical consolidated financial information of NRG as of and for the years ended December 31, 2004 and December 31, 2005 were derived from the audited consolidated financial information contained in the audited consolidated financial statements of NRG incorporated by reference in this prospectus supplement. The summary unaudited historical consolidated financial information for NRG as of and for the nine months ended September 30, 2005 and September 30, 2006 (i) were derived from NRG’s unaudited consolidated financial statements which are incorporated by reference into this prospectus supplement, (ii) have been prepared on a similar basis to that used in the preparation of the audited financial statements of NRG and (iii) in the opinion of NRG’s management, include all adjustments necessary for a fair statement of the results for the unaudited interim period. The results for periods for less than a full year are not necessarily indicative of the results to be expected for any interim period.

The financial information set forth below should be read in conjunction with “Capitalization,” the consolidated financial statements of NRG, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in NRG’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, each as incorporated in this prospectus supplement by reference.

The following table presents summary consolidated financial information of NRG as of and for the periods indicated.

	Year Ended December 31,				Nine Months Ended September 30,
	2004(1)		2005(1)		2005(1)		2006(1)
					(Unaudited)		(Unaudited)
	($ in millions, except per share data)

Income Statement Data:
Total operating revenues	$2,348		$2,708		$1,723		$4,479
Total operating costs and expenses	1,955		2,470		1,647		3,141
Income/(loss) from continuing operations	161		77		(4)		588
Income on discontinued operations, net of income taxes	25		7		24		63
Net income	186		84		20		651
Earnings per share-Basic	$1.86		0.76		$0.07		4.70
Earnings per share-Diluted	$1.85		0.75		$0.07		4.26
Other Financial Data:
Capital expenditures	$(119)		(106)		$(46)		(159)
Cash flows from operating activities	645		68		(114)		1,048
Unaudited:
Ratio of earnings to fixed charges	1.83	x	1.56	x	1.15	x	3.06	x
EBITDA(2)	966		592		376		1,614

At September 30,
2006
(Unaudited)

Balance Sheet Data (at period end):
Cash and cash equivalents	$1,388
Restricted cash	74
Total assets	19,721
Total long-term debt including current maturities	7,949
Stockholders’ equity	6,005

(1)	NRG’s results include the following (income)/expenses that have had a significant impact on operations during the periods indicated below:

footnotes continued on following page

	For the	For the	For the Nine	For the Nine
	Year Ended	Year Ended	Months Ended	Months Ended
	December 31,	December 31,	September 30,	September 30,
	2004	2005	2005	2006
			(Unaudited)	(Unaudited)
	($ in millions)

Income on discontinued operations, net of income taxes	$(25)	$(7)	$(24)	$(63)
Corporate relocation charges	16	6	6	—
Reorganization items	(13)	—	—	—
Restructuring and impairment charges	45	6	6	—
Write downs, gains and losses on sales of equity method investments	(16)	(31)	16	8
FERC authorized settlement	(39)	—	—	—
Write down of Note Receivable	5	—	—	—
Bourbonnais legal settlement	—	—	—	67

(2)	EBITDA represents net income before interest, taxes, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our profitability and our ability to service our debt and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies’ profitability in our industry. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of NRG’s operating results as reported under accounting principles generally accepted in the United States, or GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and our EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

The following table summarizes the calculation of NRG’s EBITDA and provides a reconciliation to NRG’s net income for the periods indicated:

			For the	For the
	For the	For the	Nine Months	Nine Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	September 30,	September 30,
	2004	2005	2005	2006
			(Unaudited)	(Unaudited)
	($ in millions)

Net income	$186	$84	$20	$651
Plus:
Income tax expense	65	43	24	324
Interest and refinancing expense	338	253	195	598
Depreciation and amortization expense	208	194	121	443
WCP CDWR Contract amortization	116	—	—	—
Amortization of power contracts and other intangibles	35	5	6	(436)
Amortization of emission credits	18	13	10	34

EBITDA (Unaudited)	$966	$592	$376	$1,614

RISK FACTORS

Investing in the notes involves certain risks. The risks below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. The following risks could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. You should carefully consider the risks described below as well as other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the notes. This section should be read along with the section titled “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein.

Risks Related to the Offering

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could increase the risks associated with our already substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and other indentures relating to outstanding indebtedness do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could increase. See “Description of Certain Other Indebtedness and Preferred Stock.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our senior credit facility, will be adequate to meet our future liquidity needs for at least the next 12 months.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Our senior credit facility is secured by first priority liens on substantially all of our assets and the assets of the guarantors. We have granted second priority liens on substantially all of our assets to secure our obligations under certain long-term power and gas hedges. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the indenture governing the notes will permit us, subject to certain covenant limitations, to provide credit support for the obligations of the non-guarantor subsidiaries and such credit support may be effectively senior to our obligations under the notes. Further, the indenture governing the notes will allow us to transfer assets, including certain specified facilities, to the non-guarantor subsidiaries.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Much of our business is conducted through our subsidiaries. Although certain of our subsidiaries will guarantee the notes, some of our subsidiaries will not become guarantors and thus will not be obligated to make funds available to us for payment on the notes. Our ability to make payments on the notes will be dependent on the earnings and the distribution of funds from subsidiaries, some of which are non-guarantors. Our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. Furthermore, certain of our subsidiaries and affiliates are already subject to project financing. Such entities will not guarantee our obligations on the notes. The debt agreements of these subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of a change of control to make the required repurchase of notes or that restrictions in our senior credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Notes — Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

THE TRANSACTIONS

On November 3, 2006, NRG announced its intention to enter into a series of transactions that includes (i) the reset of existing out-of-the-money hedges for years 2006 through 2010 to market, (ii) substantial new baseload hedges for the years 2010 and 2011 and, possibly, later years, (iii) the issuance of $1,100.0 million of notes offered hereby and (iv) amendments to NRG’s existing senior credit facilities, including the increase of the synthetic letter of credit facility by $500 million. Except as otherwise noted, all of these transactions are expected to close by November 21, 2006.

Resetting of Existing Hedges, or Hedge Reset

NRG has entered into amendments of certain existing hedge agreements for the years 2006 through 2010. These hedges were entered into by Texas Genco LLC at a time when power and natural gas prices were lower than they are today, and as a result, the hedges obligate NRG to sell power or natural gas at prices significantly below current market prices. Under the amended agreements, NRG has reset the pricing of these hedges to reflect current market prices, and has agreed to pay cash to the hedge counterparties in amounts that reflect a negotiated present value of the difference between the original prices in the hedges and the amended prices. The total amount to be paid to the counterparties is approximately $1.35 billion.

The Hedge Reset will provide the flexibility through NRG’s second lien structure to expand its hedges on baseload generation for an extended period, and will improve the Company’s cash flows and credit profile which will contribute to the Company’s ability to amend its existing senior credit facility.

The following table summarizes the Texas region’s percentage of hedged baseload capacity and the corresponding revenues (excluding revenues from contract amortization) resulting from baseload hedge agreements that were contracted by Texas Genco LLC and assumed by NRG as of February 2, 2006, compared to the revenues (excluding revenues from contract amortization) expected from those hedges following the Hedge Reset:

	December
(In million unless otherwise stated)	2006	2007	2008	2009	2010

Texas Region Net Baseload Capacity (MW)	5,294	5,340	5,340	5,340	5,340
Texas Region Baseload Sales (MW)(a)	4,575	4,267	4,157	3,449	1,395
Percentage Baseload Capacity Sold Forward(b)	86%	80%	78%	65%	26%

As of Acquisition:
Weighted Average Forward Price ($/MWh)(c)	$43	$39	$41	$47	$51
Total Forward Hedged Revenues(c)	146	1,443	1,505	1,434	621
After Reset:
Weighted Average Forward Price ($/MWh)(c)	51	56	54	57	55
Total Forward Hedged Revenues(c)	173	2,103	1,963	1,707	723

Increase in Forward Hedged Revenues due to Hedge Reset	$27	$660	$458	$273	$102

(a)	Includes amounts under fixed price power sales contracts and amounts financially hedged under natural gas swap contracts. The forward natural gas swap quantities are reflected in equivalent MWh and are derived by first dividing the quantity of MMBtu of natural gas hedged by the forward market heat rate as of December 30, 2005 to arrive at the equivalent MWh hedged which is then divided by 8,760 (total hours in a year) to arrive at MW hedged.

(b)	Percentage hedged is based on total MWh sold as power and gas converted using the method as described in (a) above divided by the net capacity. The net capacity excludes loss in generation from expected forced outages and in generation from forecasted market uncertainties.

(c)	Includes amounts under fixed price power sales contracts and amounts financially hedged under natural gas swap contracts.

Based on the table above, due to the Hedge Reset of the Texas region’s hedges that were outstanding as of February 2, 2006, revenues (excluding revenues from contract amortization) during the period December 2006-2011 will increase by approximately $1.5 billion.

New Hedges

NRG has entered into, and will continue to enter into, new forward natural gas sales contracts for the years 2010 and 2011 in order to hedge future power prices with respect to NRG’s baseload power generation facilities in those years. As appropriate market opportunities arise, NRG will extend the hedging program to later years. As a result of these transactions, NRG will be significantly more hedged with respect to its baseload power generation through 2011. NRG’s obligations under the New Hedges and Hedge Reset are or will be secured by second liens on substantially all of the assets of NRG and its subsidiaries, pursuant to NRG’s existing second lien structure.

The following table summarizes NRG’s total baseload capacity and revenues and the corresponding revenues (excluding revenues from contract amortization) resulting from baseload hedge agreements extending beyond December 2006 through 2011:

							Annual
	December						Average for
(In million unless otherwise stated)	2006	2007	2008	2009	2010	2011	2007-2011

NRG Net Baseload Capacity (MW)	8,660	8,660	8,660	8,660	8,660	8,660	8,660
NRG Baseload Sales (MW)(a)	6,270	6,691	5,766	5,002	3,918	4,337	5,143
Percentage Baseload Capacity Sold Forward(b)	72%	77%	67%	58%	45%	50%	59%
Weighted Average Forward Price ($ per MWh)(c)	$49	$45	$53	$55	$55	$48	$50
Total Forward Hedged Revenues(c)	$227	$2,609	$2,672	$2,423	$1,793	$1,814	$2,262

(a)	Includes amounts under fixed price power sales contracts and amounts financially hedged under natural gas swap contracts. The forward natural gas swap quantities are reflected in equivalent MWh and are derived by first dividing the quantity of MMBtu of natural gas hedged by the forward market heat rate as of October 31, 2006 to arrive at the equivalent MWh hedged which is then divided by 8,760 (total hours in a year) to arrive at MW hedged.

(b)	Percentage hedged is based on total MWh sold as power and gas converted using the method as described in (a) above divided by the net capacity. The net capacity excludes loss in generation from expected forced outages and in generation from forecasted market uncertainties.

(c)	Includes amounts under fixed price power sales contracts and amounts financially hedged under natural gas swap contracts.

Issuance of Notes Offered Hereby

Concurrently with the issuance of notes offered hereby, NRG plans to finance the payments required for the Hedge Reset with cash on hand and proceeds from the issuance of the notes offered hereby.

Amendment of Senior Credit Facility

NRG plans to amend its existing senior credit facility to accomplish, among other things, the following objectives:

•	to permit the incurrence of the new debt represented by the notes offered hereby;

•	to increase the amount of the synthetic letter of credit facility by $500 million, from $1.0 billion to $1.5 billion;

•	to increase the Available Amount, and effect a corresponding increase in our restricted payments capacity, by $250 million; and

•	to provide additional flexibility to NRG with respect to certain covenants governing or restricting the use of excess cash flow, new investments, new indebtedness and permitted liens.

The Hedge Reset, the issuance of the notes offered hereby, and the amendment to the senior credit facility are expected to close by November 21, 2006.

Impact to Results of Operations and Financial Position

NRG will account for the Hedge Reset as a net settlement of its current hedge positions and a subsequent reestablishment of new hedge positions. The impact of the net settlement will be recorded as a decrease to NRG’s consolidated revenues with an offsetting increase in revenues from a reduction in the associated derivative liability and the associated out-of-market power contract balance established upon the acquisition of NRG Texas.

As of October 31, 2006, NRG expects the impact to comprise of the following:

(In millions)

Settlement payment	$(1,347)
Reduction in derivative liability	146
Reduction in out-of-market contracts	1,073
Tax effect of the above	52

Impact to 2006 net income	$(76)

USE OF PROCEEDS

As described under “— The Transactions,” we will use the net proceeds from this offering and cash on hand to fund payments to counterparties under certain of our existing long-term hedging agreements pursuant to agreements to reset the hedge price levels into line with current market prices. In addition, we will use net proceeds from this offering to pay related fees and expenses related to this offering and the other financing arrangements described under “— The Transactions.”

CAPITALIZATION

The following table sets forth NRG’s capitalization as of September 30, 2006 on an actual historical basis. The table below should be read in conjunction with “The Transactions,” “Use of Proceeds” and the consolidated financial statements and the related notes thereto included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of September 30, 2006
($ in millions)

Cash and cash equivalents	$1,388
Restricted cash	74

Long-term debt:
Term loan facility	3,557
7.250% Notes(1)	1,179
7.375% Notes	2,400
Revolving credit facility(2)	—
Existing non-guarantor debt(3)	606

Total debt, before capital leases	7,742
Capital leases	205

Total debt and capital leases	7,947
3.625% Convertible preferred stock	247
5.75% Mandatory convertible preferred stock	486
4% Convertible perpetual preferred stock	406
Other stockholders’ equity	5,113

Total capitalization	$14,199

(1)	Includes a decrease of $20.9 million related to a favorable mark-to-market on an interest rate swap.

(2)	Total borrowing availability under the revolving credit facility is $1,000 million, of which we have issued $157 million letters of credit as of September 30, 2006.

(3)	As of September 30, 2006, existing non-guarantor debt has been reduced by $47.7 million as a result of marking the debt to a market rate in connection with our Fresh Start reporting on December 5, 2003. For more information on the various components of our debt, refer to note 18 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference.

Upon completion of the Transactions, NRG’s capitalization is expected to include: (a) an additional $1.1 billion of long term debt as a result of the issuance of the notes offered hereby; (b) a reduction in other stockholders equity of $76 million due to the expected loss from the Hedge Reset; and (c) a reduction to cash on hand of $263 million to complete the settlement payment.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “NRG” refers only to NRG Energy, Inc. and not to any of its subsidiaries, and the     % Senior Notes due 2017 are referred to as the “notes.”

NRG will issue the notes under a supplemental indenture, which, together with the related base indenture, we refer to as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes and the indenture. It does not restate those agreements in their entirety. We urge you to read those agreements because they, and not this description, define your rights as holders of the notes. We have filed a copy of the indenture as an exhibit incorporated by reference in the registration statement relating to this prospectus supplement. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Notes

The notes:

•	will be general unsecured obligations of NRG;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of NRG;

•	will be pari passu in right of payment with the Existing Senior Notes;

•	will be senior in right of payment to any future subordinated Indebtedness of NRG; and

•	will be unconditionally guaranteed on a joint and several basis by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under the Credit Agreement, which will be secured by substantially all of the assets of NRG and the Guarantors, and any other secured Indebtedness (including any Hedging Obligations secured by junior liens on assets of NRG or its Subsidiaries) we have. See “Risk Factors — Risks Related to the Offering — In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations.”

The Subsidiary Guarantees

The notes will be guaranteed by the Guarantors.  Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

The operations of NRG are largely conducted through its subsidiaries and, therefore, NRG depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Not all of NRG’s subsidiaries will guarantee the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of these non-guarantor subsidiaries. Any right of NRG to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that NRG is itself recognized as a creditor of the subsidiary, in which case its claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by NRG. As of September 30, 2006, the guarantor subsidiaries would have accounted for approximately 94% of NRG’s revenues from wholly-owned operations for the nine-month period ended September 30, 2006. Such guarantor subsidiaries held approximately 94% of NRG’s consolidated assets as of September 30, 2006. As of September 30, 2006, NRG’s non-guarantor subsidiaries had approximately $808.1 million in aggregate principal amount of external funded indebtedness and the outstanding trade payables of NRG and its subsidiaries was $278.0 million. Approximately 87% of these trade payables constituted obligations of NRG and the Guarantors. See “Risk Factors — Risks Relating to the Offering — Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.” See note 33 to the consolidated financial statements of NRG incorporated by reference into this prospectus supplement for more detail about the historical division of NRG Energy, Inc.’s consolidated revenues and assets between the Guarantor and non-Guarantor Subsidiaries.

Under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted, Unrestricted and Excluded Project Subsidiaries,” NRG will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries” or “Excluded Project Subsidiaries.” NRG’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. NRG’s Unrestricted Subsidiaries and Excluded Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

NRG will issue $      million in aggregate principal amount of  % Senior Notes due 2017 in this offering. NRG may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. NRG will issue notes in denominations of $5,000 and integral multiples of $5,000. The notes will mature on          , 2017.

Interest will accrue at the rate of  % per annum, and will be payable semi-annually in arrears on           and          of each year, commencing on          . NRG will make each interest payment to the holders of record on the immediately preceding           and          .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to NRG, NRG will pay or cause to be paid all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless NRG elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. NRG may change the paying agent or registrar without prior notice to the holders of the notes, and NRG or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. NRG is not required to transfer or exchange any note selected for redemption. Also, NRG is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

NRG’s payment obligations under the notes will be guaranteed on an unconditional basis by each of NRG’s current and future Restricted Subsidiaries, other than the Excluded Subsidiaries for so long as they constitute Excluded Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Offering — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than NRG or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to supplemental agreements reasonably satisfactory to the trustee under the indenture;

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture; or

(c) immediately after giving effect to that transaction, such Person qualifies as an Excluded Subsidiary.

The Subsidiary Guarantee of a Guarantor of the notes will be released automatically:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) NRG or a Restricted Subsidiary of NRG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) NRG or a Restricted Subsidiary of NRG, if (a) the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and (b) following such sale or other disposition, that Guarantor is not a direct or indirect Subsidiary of NRG;

(3) if NRG designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) the date that any Subsidiary that is not an Excluded Subsidiary becomes an Excluded Subsidiary;

(5) upon defeasance or satisfaction and discharge of such notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”;

(6) upon a dissolution of a Guarantor that is permitted under the indenture; or

(7) otherwise with respect to the Guarantee of any Guarantor, upon:

(a) the prior consent of holders of at least a majority in aggregate principal amount of notes then outstanding;

(b) the consent of requisite lenders under the Credit Agreement (as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time) to the release of such Guarantor’s Guarantee of all Obligations under the Credit Agreement; or

(c) the contemporaneous release of such Guarantor’s Guarantee of all Obligations under the Credit Agreement (as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time).

See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

At any time prior to           2009, NRG may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes, upon not less than 30 nor more than 60 days notice, at a redemption price of  % of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued in this offering (excluding notes held by NRG and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to          , NRG may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest if any, to the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at NRG’s option prior to          . NRG is not prohibited, however, from acquiring the notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise, assuming such action does not otherwise violate the indenture.

On or after          , NRG may on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2011		%
2012		%
2013		%
2014		%
and thereafter	100.000%

Mandatory Redemption

NRG is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require NRG to repurchase all or any part (equal to $5,000 or an integral multiple of $5,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, NRG will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, NRG will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. NRG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, NRG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, NRG will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by NRG.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $5,000 or an integral multiple of $5,000. NRG will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require NRG to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that NRG repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

NRG will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by NRG and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change in Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of NRG and its Subsidiaries taken as a whole. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require NRG to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NRG and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

NRG will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) NRG (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by NRG or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on NRG’s most recent consolidated balance sheet, of NRG or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases NRG or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by NRG or any such Restricted Subsidiary from such transferee that are converted by NRG or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clauses (4) or (6) of the next paragraph of this covenant; and

(d) any Designated Noncash Consideration received by NRG or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) and Section 4.10(a)(2)(D) of the First Supplemental Indenture that is at the time outstanding, not to exceed the greater of (x) $500.0 million or (y) 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, other than Excluded Proceeds, NRG (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds or, at its option, enter into a binding commitment to apply such Net Proceeds within the 365-day period following the date of such commitment (an “Acceptable Commitment”):

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) in the case of a sale of assets pledged to secure Indebtedness (including Capital Lease Obligations), to repay the Indebtedness secured by those assets;

(3) in the case of an Asset Sale by a Restricted Subsidiary that is not a Guarantor, to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to NRG or another Restricted Subsidiary of NRG);

(4) to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of NRG and a Guarantor;

(5) to make a capital expenditure;

(6) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(7) any combination of the foregoing.

Pending the final application of any such Net Proceeds and notwithstanding clause (1) above, NRG may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the indenture.

Notwithstanding the preceding paragraph, in the event that regulatory approval is necessary for an asset or investment, or construction, repair or restoration on any asset or investment has commenced, then NRG or any Restricted Subsidiary shall have an additional 365 days to apply the Net Proceeds from such Asset Sale in accordance with the preceding paragraph.

Any Acceptable Commitment that is later canceled or terminated for any reason before such Net Proceeds are so applied shall be treated as a permitted application of the Net Proceeds if NRG or such Restricted Subsidiary enters into another Acceptable Commitment within the later of (a) nine months of such cancellation or termination or (b) the end of the initial 365-day period.

Any Net Proceeds from Asset Sales (other than Excluded Proceeds) that are not applied or invested as provided above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, or at such earlier date as may be selected by NRG, NRG will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness (including Indebtedness evidenced by the Existing Senior Notes) that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, NRG may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

NRG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, NRG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing NRG’s other Indebtedness, including the Credit Agreement, contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require NRG to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on NRG. In the event a Change of Control or Asset Sale occurs at a time when NRG is prohibited from purchasing notes, NRG could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If NRG does not obtain a consent or repay those borrowings, NRG will remain prohibited from purchasing notes. In that case, NRG’s failure to purchase tendered notes would constitute an Event of

Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, NRG’s ability to pay cash to the holders of notes upon a repurchase may be limited by NRG’s then existing financial resources. See “Risk Factors — Risks Related to the Offering — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $5,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the supplemental indenture for the notes:

(1) the rating assigned to the notes by each of S&P and Moody’s is an Investment Grade Rating; and

(2) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and subject to the provisions of the following two paragraphs, the covenants in the supplemental indenture specifically listed under the following captions will be suspended as to the notes:

(a) “— Repurchase at the Option of Holders — Asset Sales;”

(b) “— Certain Covenants — Restricted Payments;”

(c) “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(d) “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(e) “— Certain Covenants — Designation of Restricted, Unrestricted and Excluded Project Subsidiaries;”

(f) “— Transactions with Affiliates;” and

(g) clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets.”

Clauses (a) through (g) above are collectively referred to as the “Suspended Covenants.”

During any period that the foregoing covenants have been suspended, NRG’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries or Excluded Project Subsidiaries pursuant to the covenant described below under the caption “— Designation of Restricted, Unrestricted and Excluded Project Subsidiaries,” the second paragraph of the definition of “Unrestricted Subsidiary,” or the definition of “Excluded Project Subsidiary,” unless it could do so if the foregoing covenants were in effect.

If at any time the notes are downgraded from an Investment Grade Rating by either S&P or Moody’s, the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the supplemental indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the supplemental indenture), unless and until the notes subsequently attain an Investment Grade Rating from each of S&P and Moody’s (in which event the Suspended Covenants will again be suspended for such time that the notes maintain an Investment Grade Rating from each of S&P and Moody’s); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under the supplemental indenture, the notes or the related Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of NRG or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after the notes attain an Investment Grade Rating from each of S&P and Moody’s and before any reinstatement of the Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to the reinstatement, regardless of whether those actions or events would have been permitted if the applicable Suspended Covenant had remained in effect during such period.

Restricted Payments

NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of NRG’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving NRG or any of its Restricted Subsidiaries) or to the direct or indirect holders of NRG’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of NRG or to NRG or a Restricted Subsidiary of NRG);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving NRG) any Equity Interests of NRG or any direct or indirect parent of NRG (other than any such Equity Interests owned by NRG or any Restricted Subsidiary of NRG);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of NRG or any Guarantor that is contractually subordinated to the notes or any Subsidiary Guarantee of the notes (excluding any intercompany Indebtedness between or among NRG and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) a payment, purchase, redemption, defeasance, acquisition or retirement of any subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) NRG would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by NRG and its Restricted Subsidiaries since January 1, 2006 (excluding Restricted

Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of NRG for the period (taken as one accounting period) from January 1, 2006 to the end of NRG’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate proceeds received by NRG since February 2, 2006 as a contribution to its equity capital (unless such contribution would constitute Disqualified Stock) or from the issue or sale of Equity Interests of NRG (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of NRG that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of NRG), plus

(c) 100% of the aggregate proceeds received upon the sale or other disposition of any Investment (other than a Permitted Investment) made since February 2, 2006; plus the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to February 2, 2006, in each case to NRG or any Restricted Subsidiary from such Person; plus to the extent that the ability to make Restricted Payments was reduced as the result of the designation since February 2, 2006 of an Unrestricted Subsidiary or Excluded Project Subsidiary, the portion (proportionate to NRG’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary or Excluded Project Subsidiary at the time such Unrestricted Subsidiary or Excluded Project Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary that is not an Excluded Subsidiary; provided, in each case, that the foregoing may not exceed, in the aggregate, the amount of all Investments which previously reduced the ability to make Restricted Payments; and provided further, that Concurrent Cash Distributions shall be excluded from this clause (c).

The preceding provisions will not prohibit:

(1) the payment of any dividend within 90 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the aggregate proceeds of the substantially concurrent sale (other than to a Subsidiary of NRG) of, Equity Interests of NRG (other than Disqualified Stock) or from the contribution of equity capital (unless such contribution would constitute Disqualified Stock) to NRG; provided that the amount of any such proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Indebtedness of NRG or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with the proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of NRG to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NRG or any Restricted Subsidiary of NRG held by any current or former officer, director or employee of NRG or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, severance agreement, shareholders’ agreement or similar agreement or employee benefit plan or (b) the cancellation of Indebtedness owing to NRG or any of its Restricted Subsidiaries from any current or former officer, director or employee of NRG or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of NRG or any of its Restricted Subsidiaries; provided that the aggregate price paid for the actions in clause (a) since February 2, 2006 may not exceed $10.0 million in any twelve-month period (with unused amounts in any period being carried over to succeeding periods) and may not exceed $50.0 million in the aggregate since February 2, 2006; provided, further that (i) such amount in any calendar year may be increased by the cash proceeds of “key man” life insurance policies received by NRG and its Restricted Subsidiaries after February 2, 2006 less any amount previously applied to the making of Restricted Payments pursuant to this clause (5) or Section 4.07(b)(5) of the First Supplemental Indenture and (ii) cancellation of the Indebtedness owing to NRG from employees, officers, directors and consultants of NRG or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of NRG from such Persons shall be permitted under this clause (5) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

(6) the repurchase of Equity Interests in connection with the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and the repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of (a) preferred stock outstanding on February 2, 2006, (b) Disqualified Stock of NRG or any Restricted Subsidiary of NRG issued on or after February 2, 2006 in accordance with the terms of the indenture and the Existing Senior Notes or (c) preferred stock issued on or after February 2, 2006 in accordance with the terms of the indenture and the Existing Senior Notes;

(8) payments to holders of NRG’s Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

(9) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of NRG pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a senior financial officer of NRG);

(10) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control or Asset Sale and after the completion of the offer to repurchase the notes as described above under the caption “— Repurchase at the Option of Holders — Change of Control” or “— Repurchase at the Option of Holders — Asset Sales,” as applicable (including the purchase of all notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Indebtedness that is contractually subordinated to the notes or any subsidiary guarantee required under the terms of such Indebtedness, with, in the case of an Asset Sale, Net Proceeds, as a result of such Change of Control or Asset Sale;

(11) the purchase, redemption, acquisition, cancellation or other retirement of preferred stock of Itiquira to effectuate the Itiquira Refinancing; and

(12) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $250.0 million since February 2, 2006.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by NRG or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by a senior financial officer of NRG whose certification with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and NRG will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that NRG may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for NRG’s most recently ended four full fiscal quarters for which financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness (including Acquired Debt) had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by NRG and PMI (and the guarantee thereof by the Guarantors) of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of NRG and its Restricted Subsidiaries thereunder) not to exceed $6.0 billion less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since February 2, 2006 with the Net Proceeds of Asset Sales (other than Excluded Proceeds) and less, without duplication, the aggregate amount of all repayments or commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since February 2, 2006 as a result of the application of the Net Proceeds of Asset Sales (other than Excluded Proceeds) in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” (excluding temporary reductions in revolving credit borrowings as contemplated by that covenant);

(2) the incurrence by NRG and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by NRG and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the supplemental indenture;

(4) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of NRG or any of its Restricted Subsidiaries or incurred within 180 days thereafter, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding 5.0% of Total Assets;

(5) the incurrence by NRG or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the supplemental indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (15), (16), (17), (18) and (19) of this paragraph;

(6) the incurrence by NRG or any of its Restricted Subsidiaries of intercompany Indebtedness between or among NRG and any of its Restricted Subsidiaries; provided, however, that: (a) if NRG or any Guarantor is the obligor on such Indebtedness and the payee is not NRG or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of NRG, or the Subsidiary Guarantee, in the case of a Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NRG or a Restricted Subsidiary of NRG and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either NRG or a Restricted Subsidiary of NRG will be deemed, in each case, to constitute an incurrence of such Indebtedness by NRG or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of NRG’s Restricted Subsidiaries to NRG or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than NRG or a Restricted Subsidiary of NRG; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either NRG or a Restricted Subsidiary of NRG;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by NRG or any of its Restricted Subsidiaries of Hedging Obligations;

(9) the guarantee by (i) NRG or any of the Guarantors of Indebtedness of NRG or a Guarantor that was permitted to be incurred by another provision of this covenant; (ii) any of the Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (iii) any of the Excluded Foreign Subsidiaries of Indebtedness of any other Excluded Foreign Subsidiary; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five business days;

(11) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, bankers’ acceptance and (ii) performance and surety bonds provided by NRG or a Restricted Subsidiary in the ordinary course of business;

(12) (i) the incurrence of Non-Recourse Debt by any Excluded Project Subsidiary, and (ii) the incurrence of Indebtedness and guarantees pursuant to the Itiquira Refinancing;

(13) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of NRG or any Restricted Subsidiary of NRG providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of any Subsidiary; provided that the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(14) the incurrence by NRG or any Restricted Subsidiary of NRG of Indebtedness represented by letters of credit, guarantees or other similar instruments supporting Hedging Obligations of

NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries) permitted to be incurred by the indenture;

(15) Indebtedness, Disqualified Stock or preferred stock of Persons or assets that are acquired by NRG or any Restricted Subsidiary of NRG or merged into NRG or a Restricted Subsidiary of NRG in accordance with the terms of the indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either:

(a) NRG would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(b) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition or merger;

(16) Environmental CapEx Debt; provided, that prior to the incurrence of any Environmental CapEx Debt, NRG shall deliver to the trustee an officers’ certificate designating such Indebtedness as Environmental CapEx Debt;

(17) Indebtedness incurred to finance Necessary Capital Expenditures; provided, that prior to the incurrence of any Indebtedness to finance Necessary Capital Expenditures, NRG shall deliver to the trustee an officers’ certificate designating such Indebtedness as Necessary CapEx Debt;

(18) Indebtedness of NRG or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(19) the incurrence by NRG and/or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $500.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, NRG will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date of the supplemental indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of NRG as accrued.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value of such asset at the date of determination, and

(b) the amount of the Indebtedness of the other Person;

provided that any changes in any of the above shall not give rise to a default under this covenant.

Antilayering

NRG will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of NRG or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of NRG solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Liens

NRG will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Sale and Leaseback Transactions

NRG will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that NRG or any Guarantor may enter into a sale and leaseback transaction if:

(1) NRG or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2) the gross proceeds of that sale and leaseback transaction are at least equal to the fair market value of the property that is subject of that sale and leaseback transaction, as determined in good faith by a senior financial officer of NRG; and

(3) if such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by, and NRG applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

NRG will not, and will not permit any of its Restricted Subsidiaries (other than Excluded Subsidiaries) to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiaries (other than Excluded Subsidiaries) to:

(1) pay dividends or make any other distributions on its Capital Stock to NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries), or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries);

(2) make loans or advances to NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries); or

(3) transfer any of its properties or assets to NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Credit Agreement, on the date of the supplemental indenture;

(2) the indenture, the notes and the Subsidiary Guarantees (including the exchange notes and related Subsidiary Guarantees);

(3) applicable law, rule, regulation or order;

(4) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(5) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(6) any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” and associated agreements that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) provisions limiting the disposition or distribution of assets or property in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest, which limitation is applicable only to the assets that are the subject of such agreements;

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in connection with a Permitted Business;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which NRG or any Restricted Subsidiary of NRG is a party entered into in connection with a Permitted Business; provided that such agreement prohibits the encumbrance of solely the property or assets of NRG or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of NRG or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(12) any instrument governing Indebtedness or Capital Stock of a Person acquired by NRG or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(13) Indebtedness of a Restricted Subsidiary of NRG existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by NRG;

(14) with respect to clause (3) of the first paragraph of this covenant only, restrictions encumbering property at the time such property was acquired by NRG or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(15) provisions limiting the disposition or distribution of assets or property in agreements governing Non-Recourse Debt, which limitation is applicable only to the assets that are the subject of such agreements; and

(16) any encumbrance or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of a senior financial officer of NRG, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewals, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

NRG may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not NRG is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of NRG and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) NRG is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than NRG) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly-owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the notes pursuant to supplemental indentures duly executed by the applicable trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than NRG) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of NRG under the notes and the indenture pursuant to supplemental indentures or other documents and agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) (i) NRG or the Person formed by or surviving any such consolidation or merger (if other than NRG), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) NRG’s Fixed Charge Coverage Ratio is greater after giving pro forma effect to such consolidation or merger and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period than NRG’s actual Fixed Charge Coverage Ratio for the period.

In addition, NRG may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of NRG with an Affiliate solely for the purpose of reincorporating NRG in another jurisdiction or forming a direct holding company of NRG; and

(2) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among NRG and its Restricted Subsidiaries, including by way of merger or consolidation.

Transactions with Affiliates

NRG will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of NRG (each, an “Affiliate Transaction”) involving aggregate payments in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to NRG (as reasonably determined by NRG) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by NRG or such Restricted Subsidiary with an unrelated Person; and

(2) NRG delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an opinion as to the fairness to NRG or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by NRG or any of its Restricted Subsidiaries or approved by the Board of Directors of NRG in good faith;

(2) transactions between or among NRG and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of NRG) that is an Affiliate of NRG solely because NRG owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of directors’ fees;

(5) any issuance of Equity Interests (other than Disqualified Stock) of NRG or its Restricted Subsidiaries;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) any agreement in effect as of February 2, 2006 or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Holders than the original agreement as in effect on February 2, 2006;

(8) payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by the Board of Directors of NRG in good faith;

(9) the existence of, or the performance by NRG or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of February 2, 2006 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by NRG or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after February 2, 2006 shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect;

(10) transactions permitted by, and complying with, the provisions of the covenant described under “— Merger, Consolidation or Sale of Assets”;

(11) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) otherwise in compliance with the terms of the indenture that are fair to NRG and its Restricted Subsidiaries, in the reasonable determination of a senior financial officer of NRG, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party;

(12) any repurchase, redemption or other retirement of Capital Stock of NRG held by employees of NRG or any of its Subsidiaries;

(13) loans or advances to employees or consultants;

(14) any Permitted Investment in another Person involved in a Permitted Business;

(15) transactions in which NRG or any Restricted Subsidiary of NRG, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to NRG or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(16) the guarantee of Permitted Itiquira Indebtedness; and

(17) any agreement to do any of the foregoing.

Additional Subsidiary Guarantees

If,

•	NRG or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Excluded Subsidiary or a Domestic Subsidiary that does not Guarantee any other Indebtedness of NRG) after the date of the supplemental indenture,

•	any Excluded Subsidiary that is a Domestic Subsidiary ceases to be an Excluded Subsidiary after the date of the supplemental indenture, or

•	any Domestic Subsidiary that does not Guarantee any other Indebtedness of NRG subsequently Guarantees other Indebtedness of NRG,

then such newly acquired or created Subsidiary, former Excluded Subsidiary, or Domestic Subsidiary, as the case may be, will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the date on which it was acquired or created or ceased to be an Excluded Subsidiary or Guaranteed other Indebtedness of NRG, as the case may be.

Designation of Restricted, Unrestricted and Excluded Project Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by NRG and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by NRG. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

The Board of Directors may designate any Restricted Subsidiary to be an Excluded Project Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary that is not an Excluded Project Subsidiary is designated as an Excluded Project Subsidiary, the aggregate fair market value of all outstanding Investments owned by NRG and its Restricted Subsidiaries in the Subsidiary designated as an Excluded Project Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by NRG. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Excluded Project Subsidiary. The Board of Directors may redesignate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary if that redesignation would not cause a Default.

Payments for Consent

NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, NRG will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods (including any extensions thereof) specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if NRG were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if NRG were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on NRG’s consolidated financial statements by NRG’s independent registered public accounting firm. In addition, NRG will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing). To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of notes.

If NRG is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, NRG will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. NRG agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept NRG’s filings for any reason, NRG will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if NRG were required to file those reports with the Commission.

In addition, NRG and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by NRG or any of its Restricted Subsidiaries for 30 days after written notice given by the trustees or holders, to comply with any of the other agreements in the indenture;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NRG or any of its Restricted Subsidiaries (or the payment of which is guaranteed by NRG or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the supplemental indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more; provided that this clause (4) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to a Person that is not an Affiliate of NRG; (ii) Non-Recourse Debt of NRG Peaker Finance Company LLC; and (iii) Non-Recourse Debt of NRG or any of its Subsidiaries (except to the extent that NRG or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt becomes directly or indirectly liable, including pursuant to any contingent obligation, for any Indebtedness thereunder and such liability, individually or in the aggregate, exceeds $100.0 million);

(5) one or more judgments for the payment of money in an aggregate amount in excess of $100.0 million (excluding therefrom any amount reasonably expected to be covered by insurance) shall be rendered against NRG any Restricted Subsidiary or any combination thereof and the same shall not have been paid, discharged or stayed for a period of 60 days after such judgment became final and non-appealable;

(6) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (or any group of Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Guarantor (or any group of Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm its or their obligations under its or their Subsidiary Guarantee(s); and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to NRG or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default with respect to the notes arising from certain events of bankruptcy or insolvency with respect to NRG, any Restricted Subsidiary (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes that are outstanding may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the notes that are then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the applicable trustee, in case an Event of Default occurs and is continuing under the indenture, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the notes that are then outstanding have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of notes that are then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such notes.

NRG is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, NRG is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of NRG or any Guarantor, as such, will have any liability for any obligations of NRG or the Guarantors under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

NRG may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes that are outstanding and all obligations of the Guarantors of such notes discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on the notes when such payments are due from the trust referred to below;

(2) NRG’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee for the notes, and NRG’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture for the notes.

In addition, NRG may, at its option and at any time, elect to have the obligations of NRG and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) NRG must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and NRG must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, NRG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) NRG has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the supplemental indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, NRG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default with respect to the notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which NRG or any of its Subsidiaries is a party or by which NRG or any of its Subsidiaries is bound;

(6) NRG must deliver to the trustee an officers’ certificate stating that the deposit was not made by NRG with the intent of preferring the holders of notes over the other creditors of NRG with the intent of defeating, hindering, delaying or defrauding creditors of NRG or others; and

(7) NRG must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes outstanding thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the indenture or the notes outstanding thereunder may be waived with the consent of the holders of a majority in principal amount of the notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any such notes held by a non-consenting holder):

(1) reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any such note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration);

(5) make any such note payable in currency other than that stated in such notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of such notes to receive payments of principal of, or interest or premium on such notes;

(7) waive a redemption payment with respect to any such note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, NRG, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of NRG’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of NRG’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under any indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of any indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the notes outstanding thereunder;

(7) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof;

(8) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date hereof; or

(9) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all such notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to NRG, have been delivered to the trustee for such notes for cancellation; or

(b) all such notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and NRG or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default under the indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which NRG or any Guarantor is a party or by which NRG or any Guarantor is bound;

(3) NRG or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) NRG has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, NRG must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of NRG or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if such indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the notes that are outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person or asset existing at the time such other Person or asset is merged with or into, is acquired by, or became a Subsidiary of such specified Person, as the case may be, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of all of the outstanding Equity Interests of Texas Genco LLC by NRG pursuant to the Acquisition Agreement, among Texas Genco LLC, NRG, and the direct and indirect owners of Texas Genco LLC party thereto, dated as of September 30, 2005.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law” shall mean, as to any Person, any ordinance, law, treaty, rule or regulation or determination by an arbitrator or a court or other Governmental Authority, including ERCOT, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property is subject.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; or

(2) the excess of:

(A) the present value at such redemption date of (i) the redemption price of such note at (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through          (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of NRG and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of NRG’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions for which NRG or its Restricted Subsidiaries receive aggregate consideration of less than $50.0 million;

(2) a transfer of assets or Equity Interests between or among NRG and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of NRG to NRG or to a Restricted Subsidiary of NRG;

(4) the sale or lease of products or services and any sale or other disposition of damaged, worn-out or obsolete assets;

(5) the sale or discount, in each case without recourse, of accounts receivable, but only in connection with the compromise or collection thereof;

(6) the licensing of intellectual property;

(7) the sale, lease, conveyance or other disposition for value of energy, fuel or emission credits or contracts for any of the foregoing;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(10) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any “boot” thereon) for use in a Permitted Business; and

(11) a disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Euros or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 12 months after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, in either case having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(7) money market funds that invest primarily in securities described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of NRG and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of NRG or any of its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(2) the adoption of a plan relating to the liquidation or dissolution of NRG;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of NRG, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of NRG are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

“Concurrent Cash Distributions” has the meaning assigned to it in the definition of “Investments.”

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss (including any loss on the extinguishment or conversion of Indebtedness) plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without giving effect of the threshold provided in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) any expenses or charges related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the indenture including a refinancing thereof (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Agreement, and deducted in computing Consolidated Net Income; plus

(5) any professional and underwriting fees related to any equity offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture and, in each case, deducted in such period in computing Consolidated Net Income; plus

(6) the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

(7) any non cash gain or loss attributable to Mark to Market Adjustments in connection with Hedging Obligations; plus

(8) without duplication, any writeoffs, writedowns or other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(9) all items classified as extraordinary, unusual or nonrecurring non-cash losses or charges (including, without limitation, severance, relocation and other restructuring costs), and related tax effects according to GAAP to the extent such non-cash charges or losses were deducted in computing such Consolidated Net Income; plus

(10) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(11) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP (including, without limitation, any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Acquisition or any acquisition that is consummated after February 2, 2006; minus

(12) interest income for such period;

provided, however, that Consolidated Cash Flow of NRG will exclude the Consolidated Cash Flow attributable to Excluded Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by the Excluded Subsidiary of that Consolidated Cash Flow is not, as a result of an Excluded Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Subsidiary Debt Agreement; provided that the Consolidated Cash Flow of the Excluded Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments but excluding Concurrent Cash Distributions) paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) for purposes of the covenant described above under the caption “— Restricted Payments” only, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any net after-tax non-recurring or unusual gains, losses (less all fees and expenses relating thereto) or other charges or revenue or expenses (including, without limitation, relating to severance, relocation, one-time compensation charges and the Acquisition) shall be excluded;

(5) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded, whether under FASB 123R or otherwise;

(6) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(7) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions shall be excluded;

(8) any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and No. 144 or any successor pronouncement shall be excluded; and

(9) any accruals or reserves or other charges related to the Acquisition and the Related Financing Transactions incurred on or before January 1, 2007, shall be excluded.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of NRG who:

(1) was a member of such Board of Directors on the date of the supplemental indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Credit and Guaranty Agreement, dated February 2, 2006, among NRG, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc., as joint lead Book Runners, Joint Lead Arrangers and Co-Documentation Agents, Morgan Stanley & Co. Incorporated, as Collateral Agent, and Citigroup Global Markets Inc., as Syndication Agent, as amended pursuant to the Amendment to the Credit Agreement, dated          , described in this prospectus supplement under the heading “Description of Certain Other Indebtedness and Preferred Stock”.

“Credit Facilities” means (i) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits) receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and (ii) debt securities sold to institutional investors, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of non-cash consideration received by NRG or a Guarantor in connection with an Asset Sale that is so designated as Designated Noncash

Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by a senior financial officer of NRG, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require NRG to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that NRG may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that NRG and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of NRG that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of NRG.

“Environmental CapEx Debt” shall mean Indebtedness of NRG or its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” shall mean capital expenditures deemed necessary by NRG or its Restricted Subsidiaries to comply with Environmental Laws.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale of Capital Stock (other than Disqualified Stock) of NRG pursuant to (1) a public offering or (2) a private placement to Persons who are not Affiliates of NRG.

“ERCOT” means the Electric Reliability Council of Texas.

“Excluded Foreign Subsidiary” means, at any time, any Foreign Subsidiary that is (or is treated as) for United States federal income tax purposes either (1) a corporation or (2) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation; provided that notwithstanding the foregoing, the following entities will be deemed to be “Excluded Foreign Subsidiaries”: Sterling Luxembourg (No. 4) S.a.r.l., Tosli Acquisition BV, NRG Pacific Corporate Services Pty Ltd., NRGenerating Holdings (No. 21) B.V. and any subsidiary of Tosli Acquisition BV incorporated or formed in connection with the Itiquira Refinancing.

“Excluded Proceeds” means any Net Proceeds of an Asset Sale involving the sale of up to $300,000,000 in the aggregate received since February 2, 2006 from one or more Asset Sales of Equity Interests in, or property or assets of, any Foreign Subsidiaries or any Foreign Subsidiary Holding Company.

“Excluded Project Subsidiary” shall mean, at any time,

(a) each Subsidiary of NRG that is an obligor or otherwise bound with respect to Non-Recourse Debt on the date of the supplemental indenture,

(b) any Person that becomes a Subsidiary of NRG after the date of the supplemental indenture that is an obligor or otherwise bound solely with respect to Non-Recourse Debt, and

(c) any Subsidiary of NRG that is designated by NRG’s Board of Directors as an Excluded Project Subsidiary pursuant to a Board Resolution,

in each case, in accordance with the other provisions of the indenture and if and for so long as the provision of a full and unconditional guarantee by such subsidiary of the notes will constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Debt of such subsidiary; provided that such subsidiary shall be an Excluded Project Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist.

“Excluded Subsidiaries” means the Excluded Project Subsidiaries, the Excluded Foreign Subsidiaries and the Immaterial Subsidiaries.

“Excluded Subsidiary Debt Agreement” means the agreement or documents governing the relevant Indebtedness referred to in the definition of “Excluded Subsidiary Debt Default.”

“Excluded Subsidiary Debt Default” means, with respect to any Excluded Subsidiary, the failure of such Excluded Subsidiary to pay any principal or interest or other amounts due in respect of any Indebtedness, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any Indebtedness of such Excluded Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Exempt Subsidiaries” means, collectively, NRG Ilion LP LLC, NRG Ilion Limited Partnership, Meriden Gas Turbine LLC, LSP-Pike Energy LLC, LSP-Nelson Energy LLC, NRG Nelson Turbines LLC, NRG Jackson Valley Energy I, Inc., NRG McClain LLC, NRG Audrain Holding LLC, NRG Audrain Generating LLC, NRG Peaker Finance Company LLC, Bayou Cove Peaking Power, LLC, Big Cajun I Peaking Power LLC, NRG Rockford LLC, NRG Rockford II LLC, NRG Rockford Equipment II LLC, NRG Sterlington Power LLC and NRG Rockford Acquisition LLC.

“Existing Indebtedness” means Indebtedness of NRG and its Subsidiaries (other than the Indebtedness under the Credit Agreement) in existence on the date of the supplemental indenture, until such amounts are repaid.

“Existing Senior Notes” means all notes issued pursuant to the indentures governing NRG’s outstanding 7.250% Senior Notes due 2014 and 7.375% Senior Notes due 2016.

“Facility” means a power or energy related facility.

“Facility Instruments” has the meaning set forth in the (i) Affirmation Agreement, dated as of August 9, 1993, by and among Northern States Power Company, NRG and Ramsey and Washington Counties and (ii) the Agreement and Consent for Transfer to NRG, dated as of August 20, 2001, between Northern States Power Company, NRG, Anoka County, Hennepin County, Sherburne County and Tri-County Solid Waste Management Commission, as in effect on the date of the supplemental indenture.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of NRG (unless otherwise provided in the indenture).

“First Supplemental Indenture” means the First Supplemental Indenture, dated February 2, 2006, governing NRG’s 7.25% Senior Notes due 2014.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on the same pro forma basis;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness that is being incurred on the Calculation Date bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into NRG or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto (including any Pro Forma Cost Savings) for such period as if such Investment, acquisition or disposition, or classification of such operation as discontinued had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries (other than interest expense of any Excluded Subsidiary the Consolidated Cash Flow of which is excluded from the Consolidated Cash Flow of such Person pursuant to the definition of “Consolidated Cash Flow”) for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease

Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable in Equity Interests of NRG (other than Disqualified Stock) or to NRG or a Restricted Subsidiary of NRG, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) interest income for such period.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary that is a direct parent of one or more Foreign Subsidiaries and holds, directly or indirectly, no other assets other than Equity Interests of Foreign Subsidiaries and other de minimis assets related thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) NRG’s Restricted Subsidiaries other than the Excluded Foreign Subsidiaries, the Excluded Project Subsidiaries, and the Immaterial Subsidiaries; and

(2) any other Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Goldman Sachs Hedge Agreement” means the Master Power Purchase and Sale Agreement dated as of July 21, 2004, between an affiliate of Goldman, Sachs & Co. and Texas Genco, LP, as amended to the date of the supplemental indenture, and any agreements related thereto.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any non-governmental authority regulating the generation and/or transmission of energy.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements, and

(2) (i) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability, including but not limited to the Merrill Lynch Hedge Agreement and the Goldman Sachs Hedge Agreement; (ii) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (iii) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of NRG that is designated by NRG as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (i) total assets at such time not exceeding 5% of NRG’s consolidated assets as of the most recent fiscal quarter for which balance sheet information is available and (ii) total revenues and operating income for the most recent 12-month period for which income statement information is available not exceeding 5% of NRG’s consolidated revenues and operating income, respectively; provided that such Restricted Subsidiary shall be an Immaterial Subsidiary only to the extent that and for so long as all of the above requirements are satisfied.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, except as provided in clause (5) below), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property (including trade payables) or services due more than six months after such property is acquired or such services are completed; or

(6) representing the net amount owing under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided, that the amount of such Indebtedness shall be deemed not to exceed the lesser of the amount secured by such Lien and the value of the Person’s property securing such Lien.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of NRG, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and equal to or higher than Baa3 (or the equivalent) by Moody’s.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If NRG or any Subsidiary of NRG sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of NRG such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of NRG, NRG will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of NRG’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by NRG or any Subsidiary of NRG of a Person that holds an Investment in a third Person will be deemed to be an Investment by NRG or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

Notwithstanding anything to the contrary herein, in the case of any Investment made by NRG or a Restricted Subsidiary of NRG in a Person substantially concurrently with a cash distribution by such Person to NRG or a Guarantor (a “Concurrent Cash Distribution”), then:

(a) the Concurrent Cash Distribution shall be deemed to be Net Proceeds received in connection with an Asset Sale and applied as set forth above under the caption “Asset Sales”; and

(b) the amount of such Investment shall be deemed to be the fair market value of the Investment, less the amount of the Concurrent Cash Distribution.

“Itiquira” shall mean Itiquira Energetica S.A.

“Itiquira Acquisition Sub” shall have the meaning assigned to such term in the definition of Itiquira Refinancing.

“Itiquira Refinancing” means the transaction or series of related transactions pursuant to which (a) any or all of the outstanding preferred stock of Itiquira directly or indirectly held by Eletrobrás is acquired by Itiquira or a subsidiary of Tosli Acquisition BV (“Itiquira Acquisition Sub”) for an aggregate consideration not to exceed to $70,000,000, and, following such acquisition, such preferred stock is redeemed, repaid or otherwise retired or held as treasury stock or otherwise treated in accordance with the requirements of Brazilian law, and (b) pursuant to which Itiquira or the Itiquira Acquisition Sub may incur up to $70,000,000 in aggregate principal amount of Indebtedness secured by Liens on the assets of Itiquira and the Itiquira Acquisition Sub (“Permitted Itiquira Indebtedness”), in each case on terms and conditions (which may include terms and conditions other than those set forth in this definition) reasonably satisfactory to the Administrative Agent under the Credit Agreement.

“Lenders” means, at any time, the parties to the Credit Agreement then holding (or committed to provide) loans, letters of credit, Credit-Linked Deposits or other extensions of credit that constitute (or when provided will constitute) Indebtedness outstanding under the Credit Agreement.

“Lien” means, with respect to any asset:

(1) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset;

(2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(3) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities.

“Mark-to-Market Adjustments” means:

(1) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities;” plus

(a) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in the current period; plus

(b) any gain relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated Cash Flow pursuant to clauses (2)(a) and (2)(b) below; less,

(2) any non-cash gain attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”; less

(a) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in the current period; less

(b) any loss relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated Cash Flow pursuant to clauses (1)(a) and (1)(b) above.

“Material Adverse Effect” shall mean a material adverse change in or material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or prospects of NRG and its Subsidiaries, taken as a whole.

“Merrill Lynch Hedge Agreement” means the Master Power Purchase and Sale Agreement dated as of          , between an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and NRG, as amended to the date of the supplemental indenture, and any agreements related thereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successor entity.

“Necessary CapEx Debt” shall mean Indebtedness of NRG or its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.

“Necessary Capital Expenditures” shall mean capital expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons. The term “Necessary

Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without giving effect to the threshold provided for in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by NRG or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither NRG nor any of its Restricted Subsidiaries (other than an Excluded Project Subsidiary) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than pursuant to a Non-Recourse Guarantee or any arrangement to provide or guarantee to provide goods and services on an arm’s length basis, (b) is directly or indirectly liable as a guarantor or otherwise, other than pursuant to a Non-Recourse Guarantee, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of NRG (other than the notes and the Credit Agreement) or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) in the case of Non-Recourse Debt incurred after the date of the supplemental indenture, as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of NRG or any of its Restricted Subsidiaries except as otherwise permitted by clauses (1) or (2) above;

provided, however, that the following shall be deemed to be Non-Recourse Debt: (i) Guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee; (ii) contingent obligations of NRG or any other Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under and subject to the terms of, the Credit Agreement to support obligations of a Subsidiary; and (iv) any Investments in a Subsidiary, to the extent in the case of (i) through (iv) otherwise permitted by the indenture.

“Non-Recourse Guarantee” means any Guarantee by NRG or a Guarantor of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt have acknowledged that they will not have any recourse to the stock or assets of NRG or any Guarantor, except to the limited extent set forth in such guarantee.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the business of acquiring, constructing, managing, developing, improving, maintaining, leasing, owning and operating Facilities, together with any related assets or facilities, as well as any other activities reasonably related to, ancillary to, or incidental to, any of the foregoing activities (including acquiring and holding reserves), including investing in Facilities.

“Permitted Investments” means:

(1) any Investment in NRG or in a Restricted Subsidiary of NRG that is a Guarantor;

(2) any Investment in an Immaterial Subsidiary;

(3) any Investment in an Excluded Foreign Subsidiary for so long as the Excluded Foreign Subsidiaries do not collectively own more than 20% of the consolidated assets of NRG as of the most recent fiscal quarter end for which financial statements are publicly available;

(4) any issuance of letters of credit in an aggregate amount not to exceed $250.0 million solely for working capital requirements and general corporate purposes of any of the Excluded Subsidiaries;

(5) any Investment in Cash Equivalents (and, in the case of Excluded Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Credit Facility to which it is a party);

(6) any Investment by NRG or any Restricted Subsidiary of NRG in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of NRG and a Guarantor or an Immaterial Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NRG or a Restricted Subsidiary of NRG that is a Guarantor;

(7) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(8) Investments made as a result of the sale of Equity Interests of any Person that is a Subsidiary of NRG such that, after giving effect to any such sale, such Person is no longer a Subsidiary of NRG, if the sale of such Equity Interests constitutes an Asset Sale and the Net Proceeds received from such Asset Sale are applied as set forth above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(9) Investments to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of NRG;

(10) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers of NRG or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(11) Investments represented by Hedging Obligations;

(12) loans or advances to employees;

(13) repurchases of the notes or pari passu Indebtedness;

(14) any Investment in securities of trade creditors, trade counter-parties or customers received in compromise of obligations of those Persons, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(15) negotiable instruments held for deposit or collection;

(16) receivables owing to NRG or any Restricted Subsidiary of NRG and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as NRG of any such Restricted Subsidiary of NRG deems reasonable under the circumstances;

(17) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(18) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(19) any Investment in any Person engaged primarily in one or more Permitted Businesses (including, without limitation, Excluded Subsidiaries, Unrestricted Subsidiaries, and Persons that are not Subsidiaries of NRG) made for cash since February 2, 2006;

(20) the contribution of any one or more of the Specified Facilities to a Restricted Subsidiary that is not a Guarantor;

(21) Investments made pursuant to a commitment that, when entered into, would have complied with the provisions of the indenture; and

(22) other Investments made since February 2, 2006 in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding not to exceed the greater of (a) $500.0 million and (b) 2.5% of Total Assets; provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not a Restricted Subsidiary of NRG and a Guarantor at the date of the making of the Investment and such Person becomes a Restricted Subsidiary and a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (22).

“Permitted Itiquira Indebtedness” shall have the meaning assigned to such term in the definition of Itiquira Refinancing.

“Permitted Liens” means:

(1) Liens on assets of NRG or any Guarantor securing Indebtedness and other Obligations under Credit Facilities, in an aggregate principal amount not exceeding, on the date of the creation of such Liens, the greater of (a) 30.0% of Total Assets or (b) $6.0 billion less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since February 2, 2006 with the Net Proceeds of Asset Sales (other than Excluded Proceeds) and less, without duplication, the aggregate amount of all repayments or commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since February 2, 2006 as a result of the application of the Net Proceeds of Asset Sales (other than Excluded Proceeds) in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” (excluding temporary reductions in revolving credit borrowings as contemplated by that covenant);

(2) Liens to secure obligations with respect to (i) contracts (other than for Indebtedness) for commercial and trading activities for the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service, and (ii) Hedging Obligations;

(3) Liens on assets of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries that was permitted by the terms of the indenture to be incurred;

(4) Liens (a) in favor of NRG or any of the Guarantors; (b) incurred by Excluded Project Subsidiaries in favor of any other Excluded Project Subsidiary; or (c) incurred by Excluded Foreign Subsidiaries in favor of any other Excluded Foreign Subsidiary;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) and (13) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on February 2, 2006;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, oil, gas and other mineral interests and leases, and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(13) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security;

(14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of NRG or any of its Restricted Subsidiaries, including rights of offset and set-off;

(15) leases or subleases granted to others that do not materially interfere with the business of NRG and its Restricted Subsidiaries;

(16) statutory Liens arising under ERISA;

(17) Liens on property (including Capital Stock) existing at the time of acquisition of the property by NRG or any Subsidiary of NRG; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(18) Liens arising from Uniform Commercial Code financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of the indenture);

(19) Liens on assets and Equity Interests of a Subsidiary that is an Excluded Subsidiary;

(20) Liens granted in favor of Xcel Energy, Inc. pursuant to the Xcel Indemnification Agreements as in effect on the date of the supplemental indenture on NRG’s interest in all revenues received by NRG pursuant to the Facility Instruments;

(21) Liens to secure Indebtedness incurred to finance Necessary Capital Expenditures that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Indebtedness;

(22) Liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt;

(23) Liens on assets or securities deemed to arise in connection with the execution, delivery or performance of contracts to sell such assets or stock otherwise permitted under the indenture;

(24) Liens on assets of Itiquira incurred pursuant to the Itiquira Refinancing;

(25) any restrictions on any Equity Interest or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’, participation or other similar agreement between such Person and one or more other holders of Equity Interests or undivided interests of such Person, as the case may be, if a security interest or Lien is created on such Equity Interest or undivided interest, as the case may be, as a result thereof;

(26) any customary provisions limiting the disposition or distribution of assets or property (including without limitation Equity Interests) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements;

(27) those Liens or other exceptions to title, in either case on or in respect of any facility of NRG or any Subsidiary, arising as a result of any shared facility agreement entered into after the closing date with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of the business of NRG or such Subsidiary;

(28) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;

(29) Liens on property and assets (other than certain properties or assets defined as “core” collateral) designated as Excluded Assets from time to time by NRG in accordance with clause (xiii) of the related definition under the Credit Agreement, which shall not have, when taken together with all other property and assets that constitute Excluded Assets at the relevant time of determination, a fair market value in excess of $250.0 million in the aggregate (and, to the extent that such fair market value of such property and assets exceeds $250.0 million in the aggregate, such property or assets shall cease to be an Excluded Asset to the extent of such excess fair market value); and

(30) Liens incurred by NRG or any Subsidiary of NRG with respect to obligations that do not exceed $100.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of NRG or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of NRG or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) such Indebtedness is incurred either by NRG (and may be guaranteed by any Guarantor) or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PMI” means NRG Power Marketing Inc., a Delaware corporation.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, reductions in costs and related adjustments that have been actually realized or are projected by NRG’s Chief Financial Officer in good faith to result from reasonably identifiable and factually supportable actions or events, but only if such reductions in costs and related adjustments are so projected by NRG to be realized during the consecutive four-quarter period commencing after the transaction giving rise to such calculation.

“Related Financing Transactions” means the incurrence of Indebtedness and issuance of Capital Stock of NRG described in the prospectus supplement, dated January 26, 2006, under the heading “The Acquisition — The Financing Transactions.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned to such term under the caption “— Certain Covenants — Restricted Payments.” For purposes of determining compliance with the covenant described above under the caption “— Certain Covenants — Restricted Payments,” no Hedging Obligation shall be deemed to be contractually subordinated to the notes or any Subsidiary Guarantee.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Loans” means the revolving loans and commitments made by the Lenders under the Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group or any successor entity.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the supplemental indenture.

“Specified Facility” means each of the following Facilities: (a) the Facilities held on the date of the indenture by Vienna Power LLC, Meriden Gas Turbine LLC, Norwalk Power LLC, Connecticut Jet Power LLC (excluding the Cos Cob assets), Devon Power LLC, Montville Power LLC (including the Capital Stock of the entities owning such Facilities provided that such entities do not hold material assets other than the Facilities held on the date of the supplemental indenture); (b) the following Facilities: P.H. Robinson, H.O. Clarke, Webster, Unit 3 at Cedar Bayou, Unit 2 at T.H. Wharton; and (c) the Capital Stock of the following Subsidiaries of NRG if such Subsidiary holds no assets other than the Capital Stock of a Foreign Subsidiary of NRG: NRG Latin America, Inc., NRG International LLC, NRG Insurance Ltd. (Cayman Islands), NRG Asia Pacific, Ltd., NRG International II Inc. and NRG International III Inc.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the supplemental indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of NRG’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Total Assets” means the total consolidated assets of NRG and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of NRG.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to          ; provided, however, that if the period from the redemption date to          is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of NRG that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with NRG or any Restricted Subsidiary of NRG unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NRG or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NRG;

(3) is a Person with respect to which neither NRG nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by the Credit Agreement as in effect on the date of the supplemental indenture; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of NRG or any of its Restricted Subsidiaries except as otherwise permitted by the Credit Agreement as in effect on the date of the supplemental indenture.

Any designation of a Subsidiary of NRG as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the conditions described above under the caption “— Certain Covenants — Designation of Restricted, Unrestricted and Excluded Project Subsidiaries” and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary fails to meet the requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of NRG as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” NRG will be in default of such covenant. The Board of Directors of NRG may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of NRG of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Xcel” means Xcel Energy Inc., a Minnesota corporation.

“Xcel Indemnification Agreements” means: (i) the Indemnification Agreement, dated as of December 5, 2003, between Xcel Energy Inc., Northern States Power Company and NRG; and (ii) the Indemnification Agreement, dated as of December 5, 2003, between Xcel Energy Inc., Northern States Power Company and NRG.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS AND PREFERRED STOCK

Senior Secured Credit Facility

On February 2, 2006, NRG entered into a senior secured credit facility, or the Senior Credit Facility, with a syndicate of financial institutions, including Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co., Incorporated, as collateral agent, and Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc., as joint lead book-runners, joint lead arrangers and co-documentation agents providing for up to an aggregate amount of $5.575 billion. The Senior Credit Facility consisted of a $3.575 billion senior first priority secured term loan facility or the Term Loan Facility, a $1.0 billion senior first priority secured revolving credit facility, or the Revolving Credit Facility, and a $1.0 billion senior first priority secured synthetic letter of credit facility, or the Synthetic Letter of Credit Facility. The Senior Credit Facility replaced NRG’s then outstanding senior secured credit facility. The Term Loan Facility will mature on February 1, 2013 and amortizes over 27 consecutive equal quarterly installments of 0.25% of the original principal amount of the Term Loan Facility, beginning June 30, 2006, with the balance payable upon maturity. The full amount of the Revolving Credit Facility will mature on February 2, 2011. The Letter of Credit Facility will mature on February 1, 2013 and no amortization will be required in respect thereof. As of September 30, 2006, NRG had $3.557 billion outstanding under the Company’s Term Loan Facility. As of September 30, 2006, NRG had issued $858 million under the Company’s Letter of Credit Facility and $157 million in letters of credit under the Company’s Revolving Credit Facility.

In connection with the Transactions, NRG intends to amend the Senior Credit Facility. See “The Transactions.” NRG plans to amend the Senior Credit Facility to accomplish, among other things, the following objectives:

•	to permit the incurrence of the new debt represented by the new high yield notes;

•	to increase the amount of the synthetic letter of credit facility by $500 million, from $1.0 billion to $1.5 billion;

•	to increase the Available Amount, and effect a corresponding increase in our restricted payments basket, by $250 million; and

•	to provide additional flexibility to NRG with respect to certain covenants governing or restricting the use of excess cash flow, new investments, new indebtedness and permitted liens.

We expect the Transactions to be closed by November 21, 2006. Pursuant to the terms and conditions of the Senior Credit Facility, the amendments described above require the consent of the lenders under the Senior Credit Facility holding at least a majority of the sum of all loans outstanding thereunder.

The following is a summary description of the principal terms and conditions of the Senior Credit Facility. This description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions in the Senior Credit Facility.

Guarantees and Collateral

The Senior Credit Facility is guaranteed by substantially all of NRG’s existing and future direct and indirect subsidiaries, with certain customary or agreed-upon exceptions for unrestricted foreign subsidiaries, project subsidiaries and certain other subsidiaries. The capital stock of substantially all of NRG’s subsidiaries, with certain exceptions for unrestricted subsidiaries, foreign subsidiaries and project subsidiaries, has been pledged for the benefit of the Senior Credit Facility lenders.

The Senior Credit Facility is also secured by first-priority perfected security interests in substantially all of the property and assets owned or acquired by NRG and its subsidiaries, other than certain exceptions. These exceptions include assets such as the assets of certain unrestricted subsidiaries, certain baskets of assets determined by NRG (not to exceed agreed upon amounts) equity interests in certain of the Company’s project affiliates that have non-recourse debt financing, and voting equity interests in excess of 66% of the total outstanding voting equity interest of certain of NRG’s foreign subsidiaries.

Interest

At NRG’s option, loans under the Senior Credit Facility are available as “Alternate Base Rate” loans or “Eurodollar” loans, as follows:

•	Alternate Base Rate loans. Interest is at a spread (the “Applicable Margin”) over the Alternate Base Rate for term loans and for revolving loans and swing-line loans, calculated on a 365-day or 366-day basis, as the case may be, when the Alternate Base Rate is determined by reference to the prime rate, and on a 360-day basis at all other times. The “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the “prime rate” publicly announced from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and (b) the federal funds effective rate in effect on such day plus 1/2 of 1%.

•	Eurodollar loans. Interest is determined for periods to be selected by NRG, or “interest periods,” of seven days, one, two, three or six months and, to the extent available to all of the lenders, nine or twelve months, and is expected be at a spread (the “Applicable Margin”) over the Adjusted LIBO Rate for term loans and for revolving loans and swing-line loans, calculated on a 360-day basis. The “Adjusted LIBO Rate” means, with respect to any Eurodollar loan for any interest period and as determined from time to time, an interest rate per annum equal to the product of (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two business days prior to the commencement of the relevant interest period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to the relevant interest period and (b) certain statutory reserves as agreed upon in the senior secured credit facility.

The “Applicable Margin” means, for any day, for each type of loan, the rate per annum set forth under the relevant column heading below based upon the consolidated senior leverage ratio of NRG as of the relevant date of determination:

				ABR
				Revolving
	Eurodollar	ABR	Eurodollar	Loans
	Term	Term	Revolving	and Swingline
Consolidated Senior Leverage Ratio	Loans	Loans	Loans	Loans

Category 1
Greater than 3.50 to 1.00	2.00%	1.00%	2.00%	1.00%
Category 2
Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	1.75%	0.75%	1.75%	0.75%
Category 3
Less than or equal to 3.00 to 1.00	1.75%	0.75%	1.50%	0.50%

Interest on the loans is payable (a) with respect to any Alternate Base Rate Loan (other than a Swingline Loan), on the last business day of each March, June, September and December (beginning with March 31, 2006), (b) with respect to any Eurodollar Loan, the last day of the interest period applicable to such loan and, in the case of a Eurodollar Loan with an interest period of more than three months’ duration, each day that would have been an interest payment date had successive interest periods of three months’ duration been applicable to such loan, and (c) with respect to any swingline loan, the day that such loan is required to be repaid.

The synthetic letter of credit issuing bank invests amounts in a “synthetic L/ C account” in certain agreed upon permitted investments. On the last business day of March, June, September and December of each year: (i) the synthetic letter of credit issuing bank will distribute to each lender under the synthetic letter of credit facility its pro rata share of any interest accrued on funds held in the synthetic L/ C Account and (ii) NRG will pay to the synthetic letter of credit issuing bank for pro rata remittance to each lender under the Synthetic Letter of Credit Facility a fee based on such lender’s pro rata interest in the credit-linked deposits related to the Synthetic Letter of Credit Facility (without regard to actual amount of letters of credit outstanding) times the interest rate applicable to the loans under the term facility (assuming LIBOR) as specified in above (net of the amounts received by such lender pursuant to clause (i) above). In addition, NRG pays the synthetic letter of credit issuing bank a fronting fee and customary issuance and administrative fees.

Default Interest and Fees

If NRG defaults on the payment of the principal of or interest on any loan or any other amount becoming due and payable hereunder or under any other loan document related to the Senior Credit Facility, then NRG must on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount (a) in the case of overdue principal, at the rate otherwise applicable to such loan plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to an Alternate Base Rate term loan plus 2.00%.

Commitment and Letter of Credit Fees

Commitment fees equal to 0.5% per annum times the daily average undrawn portion of the revolving facility are payable quarterly in arrears.

A fee equal to (i) the Applicable Margin then in effect for loans bearing interest at the Adjusted LIBO Rate made under the revolving facility, times (ii) the average daily maximum aggregate amount available to be drawn under all letters of credit (with certain exclusions regarding unreimbursed disbursements otherwise accruing interest), is be payable quarterly in arrears to the lenders under the revolving facility.

Covenants

The Senior Credit Facility contains customary covenants, which among other things require NRG to meet certain financial tests, including minimum interest coverage ratio and a maximum leverage ratio on a consolidated basis, and limit NRG’s ability to:

•	incur indebtedness and liens and enter into sale and lease-back transactions;

•	make investments, loans and advances;

•	engage in mergers, acquisitions, consolidations and asset sales;

•	pay dividends and other restricted payments;

•	enter into transactions with affiliates;

•	engage in business activities and hedging transactions;

•	make capital expenditures;

•	make debt payments; and

•	make certain changes to the terms of material indebtedness.

NRG however has the option to prepay the Senior Credit Facility in whole or in part at any time.

Events of Default

Events of default under the senior secured credit facility include, but are not limited to:

•	breaches of representations and warranties;

•	payment defaults;

•	noncompliance with covenants;

•	bankruptcy;

•	judgments in excess of a specified amount;

•	any confirmation order that is reversed, amended or modified in any material respects, vacated or stayed;

•	any event that could result in our liability under the Employee Retirement Income Security Act of 1974 in excess of a specified amount;

•	failure of any guarantee or pledge agreement supporting the senior secured credit facility to be in full force and effect;

•	failure of any lien created in favor of the loan parties to be a valid, perfected and first priority lien on any material collateral securing the senior secured credit facility; and

•	a change of control, as such term is defined in the senior secured credit facility.

Interest Rate Swaps

In anticipation of the Senior Credit Facility, in January 2006, NRG entered into a series of interest rate swaps. These interest rate swaps became effective on February 15, 2006 and are intended to hedge the risks associated with floating interest rates. For each of the interest rate swaps, the Company pays its counterparty the equivalent of a fixed interest payment on a predetermined notional value, and NRG receives quarterly the equivalent of a floating interest payment based on 3-month LIBOR calculated on the same notional value. All interest rate swap payments by NRG and its counterparties are made quarterly, and LIBOR is determined in advance of each interest period. While the notional value of each of the swaps does not vary over time, the swaps are designed to mature sequentially. The total notional amount of these swaps is $2.15 billion.

The notional amounts and maturities of each tranche of these swaps are as follows:

Period of swap	Notional Value	Maturity

1-year	$120 million	March 31, 2007
2-year	$140 million	March 31, 2008
3-year	$150 million	March 31, 2009
4-year	$190 million	March 31, 2010
5-year	$1.55 billion	March 31, 2011

Senior Notes

On February 2, 2006, NRG completed the sale of (i) $1.2 billion aggregate principal amount of 7.25% senior notes due 2014, or 7.25% Senior Notes, and (ii) $2.4 billion aggregate principal amount of 7.375% senior notes due 2016, or 7.375% Senior Notes. The 7.25% Senior Notes and 7.375% Senior Notes are general unsecured obligations of NRG guaranteed jointly and severally by each of NRG’s current and future restricted subsidiaries, excluding certain foreign, project and immaterial subsidiaries.

The 7.25% Senior Notes and 7.375% Senior Notes rank pari passu in right of payment with all existing and future unsecured senior indebtedness of NRG, including the notes offered hereby, and are senior in right of payment to any future subordinated indebtedness of NRG. Because the 7.25% Senior Notes and 7.375% Senior Notes are guaranteed by only certain of NRG’s subsidiaries, they are structurally subordinated to all indebtedness and other liabilities, including trade payables, of those subsidiaries that do not guarantee the Senior Notes.

Interest on the 7.25% Senior Notes and 7.375% Senior Notes is payable semi-annually in arrears. NRG may redeem some or all of the 7.25% Senior Notes at any time prior to February 1, 2010 at a price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest. NRG may redeem some or all of the 7.375% Senior Notes at any time prior to February 1,

2011 at a price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest. Prior to February 1, 2009, NRG may redeem up to 35% of the 7.25% Senior Notes issued under the applicable indenture with the net cash proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the 7.25% Senior Notes remain outstanding after the redemption. Prior to February 1, 2009, NRG may redeem up to 35% of the 7.375% Senior Notes issued under the applicable indenture with the net cash proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the 7.375% Senior Notes remain outstanding after the redemption. On or after February 1, 2010, NRG can redeem some or all of the 7.25% Senior Notes at specified redemption prices plus accrued interest. On or after February 1, 2011, NRG can redeem some or all of the 7.375% Senior Notes at specified redemption prices plus accrued interest. Upon the occurrence of a change of control, holders of the 7.25% Senior Notes and 7.375% Senior Notes will have the right, subject to certain conditions, to require NRG to repurchase their notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

The indentures governing the 7.25% Senior Notes and 7.375% Senior Notes contain covenants, which, among other things, limit NRG’s ability and the ability of NRG’s restricted subsidiaries to: (i) incur additional debt; (ii) declare or pay dividends, redeem stock or make other distributions to stockholders; (iii) create liens; (iv) make certain restricted investments; (v) enter into transactions with affiliates; (vi) sell or transfer assets; and (vii) consolidate or merge.

Events of default under the indentures governing the 7.25% Senior Notes and 7.375% Senior Notes include, among other things, non-payment of interest of principal, bankruptcy, non-compliance with covenants, failure by NRG to comply with any material term of the escrow agreement or security agreement, failure of a subsidiary guarantee, escrow agreement, security agreement or lien to be held enforceable in a court of law or denial of obligations under a guarantee by a significant subsidiary, cross defaults on other indebtedness in the aggregate of $100 million or more and judgments for the payment of money in the aggregate of more than $100 million rendered against NRG, any restricted subsidiary or a combination thereof.

Capital Allocation Program

During the third quarter 2006, NRG initiated a plan to repurchase approximately $750 million of its common stock in two phases. Phase I was a $500 million common stock repurchase program, which was completed on October 13, 2006.

To implement Phase I, NRG formed two wholly-owned subsidiaries to repurchase NRG’s common stock in the public markets or in privately negotiated transactions. These subsidiaries were funded with a combination of approximately $166 million in cash from NRG, together with the proceeds from the issuance of approximately $250 million of notes and approximately $84 million of preferred stock to affiliates of Credit Suisse, for a total of approximately $500 million. The notes and the preferred interests will mature in two tranches: $137.5 million in notes and $53 million in preferred interests will mature in October 2008, and $112.5 million in notes and $31 million in preferred interests will mature in October 2009.

On October 13, NRG completed Phase I with the repurchase of 10,587,700 common shares at an average price of $47.22 for approximately $500 million.

Phase II, as originally announced, was to be an additional $250 million common stock buyback anticipated to commence during the first quarter 2007. In conjunction with the hedge reset and the amendments to the senior secured credit facility described herein, NRG has upsized Phase II to $500 million and has accelerated the start to the fourth quarter 2006 and intends to complete it by the end of the second quarter 2007.

4% Convertible Perpetual Preferred Stock

On December 27, 2004, NRG completed the sale of 420,000 shares of Convertible Perpetual Preferred Stock with a dividend coupon rate of 4%. The 4% Preferred Stock has a liquidation preference of $1,000 per share. Holders of 4% Preferred Stock are entitled to receive, when declared by NRG’s board of directors, cash dividends at the rate of 4% per annum, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2005. The 4% Preferred Stock is convertible, at the option of the holder, at any time into shares of NRG common stock. On or after December 20, 2009, NRG may redeem, subject to certain limitations, some or all of the 4% Preferred Stock with cash at a redemption price equal to 100% of the liquidation preference, plus accumulated but unpaid dividends, including liquidated damages, if any, to the redemption date.

If NRG is subject to a fundamental change, as defined in the Certificate of Designation of the 4% Preferred Stock, each holder of shares of 4% Preferred Stock has the right, subject to certain limitations, to require NRG to purchase any or all of its shares of 4% Preferred Stock at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, including liquidated damages, if any, to the date of purchase. Final determination of a fundamental change must be approved by NRG’s board of directors or the board of directors must decide to take a neutral position with respect to such fundamental change.

Each holder of 4% Preferred Stock has one vote for each share of 4% Preferred Stock held by the holder on all matters voted upon by the holders of NRG’s common stock, as well as voting rights specifically provided for in NRG’s amended and restated certificate of incorporation or as otherwise from time to time required by law. In addition, whenever (1) dividends on the 4% Preferred Stock or any other class or series of stock ranking on a parity with the 4% Preferred Stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (2) NRG fails to pay the redemption price on the date shares of 4% Preferred Stock are called for redemption or the purchase price on the purchase date for shares of 4% Preferred Stock following a fundamental change, then, in each case, the holders of 4% Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) are entitled to vote for the election of two of the authorized number of NRG’s directors at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated or the redemption price on the 4% Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by holders of the 4% Preferred Stock will terminate immediately upon the termination of the rights of the holders of the 4% Preferred Stock to vote for directors. Upon election of any additional directors, the number of directors that comprise NRG’s board of directors will be increased by the number of such additional directors.

The 4% Preferred Stock is senior to all classes of common stock, on a parity with the 3.625% Preferred Stock and the Mandatory Convertible Preferred Stock (described below) and junior to all of NRG’s existing and future debt obligations and all of NRG’s subsidiaries’ existing and future liabilities and capital stock held by persons other than NRG or its subsidiaries. The proceeds of $406.4 million, net of issuance costs of approximately $13.6 million, were used to redeem $375.0 million of Second Priority Notes on February 4, 2005.

3.625% Convertible Perpetual Preferred Stock

On August 11, 2005, NRG issued 250,000 shares of its 3.625% Convertible Perpetual Preferred Stock, or 3.625% Preferred Stock, to Credit Suisse First Boston Capital LLC, or CSFB, in a private placement. The 3.625% Preferred Stock has a liquidation preference of $1,000 per share. Holders of the 3.625% Preferred Stock are entitled to receive, out of funds legally available, cash dividends at the rate of 3.625% per annum, payable in cash quarterly in arrears commencing on December 15, 2005. Each share of 3.625% Preferred Stock is convertible during the 90-day period beginning August 11, 2015 at the option of NRG or the holder. Holders tendering the 3.625% Preferred Stock for conversion shall be entitled to receive cash and common stock. NRG may elect to make cash payment in lieu of delivering shares of common stock in connection with such conversion, and NRG may elect to receive cash in lieu of shares of common stock, if any, from the holder in connection with such conversion.

If NRG is subject to a fundamental change, as defined in the Certificate of Designation of the 3.625% Preferred Stock, each holder of shares of 3.625% Preferred Stock has the right, subject to certain limitations, to require NRG to purchase any or all of its shares of 3.625% Preferred Stock at a purchase price equal to

100% of the liquidation preference, plus accumulated and unpaid dividends, including liquidated damages, if any, to the date of purchase.

The 3.625% Preferred Stock is senior to all classes of common stock, on a parity with the 4% Preferred Stock and the Mandatory Convertible Preferred Stock and junior to all of NRG’s existing and future debt obligations and all of NRG’s subsidiaries’ existing and future liabilities and capital stock held by persons other than NRG or its subsidiaries. Title to the 3.625% Preferred Stock, may not be transferred to an entity that is not an affiliate of CSFB without the consent of NRG, such consent not to be unreasonably withheld. The proceeds were used to redeem $228.8 million of Second Priority Notes on September 12, 2005.

Mandatory Convertible Preferred Stock

On February 2, 2006, NRG completed the issuance of 2,000,000 shares of 5.75% mandatory convertible preferred stock, or the 5.75% Preferred Stock, at an offering price of $250 per share for total net proceeds after deducting offering expenses and underwriting discounts of approximately $486 million. Dividends on the 5.75% Preferred Stock are $14.375 per share per year, and are due and payable on a quarterly basis beginning on March 15, 2006. The 5.75% Preferred Stock will automatically convert into common stock on March 16, 2009, or the Conversion Date, at a rate that is dependent upon the applicable market value of NRG’s common stock. If the applicable market value of NRG common stock is $60.45 a share or higher at the Conversion Date, then the 5.75% Preferred Stock is convertible at a rate of 4.1356 shares of NRG common stock for every share of 5.75% Preferred Stock outstanding. If the applicable market value of NRG common stock is less than or equal to $48.75 per share at the Conversion Date, then the 5.75% Preferred Stock is convertible at a rate of 5.1282 shares of NRG common stock for every share of 5.75% Preferred Stock outstanding. If the applicable market value of NRG common stock is between $48.75 per share and $60.45 per share at the Conversion Date, then the 5.75% Preferred Stock is convertible into common stock at a rate that is prorated between 4.1356 and 5.1282 shares of common stock for every share of 5.75% Preferred Stock.

Credit Support and Collateral Arrangement

In connection with our power generation business, we manage the commodity price risk associated with our supply activities and our electric generation facilities. This includes forward power sales, fuel and energy purchases and emission credits. In order to manage these risks, we enter into financial instruments to hedge the variability in future cash flows from forecasted sales of electricity and purchases of fuel and energy. We utilize a variety of instruments including forward contracts, futures contracts, swaps and options. Certain of these contracts allow counterparties to require us to provide credit support. This credit support consists of letters of credit, cash, guarantees and second liens on our assets. As of September, 30, 2006, balances of the credit support provided in support of these contracts were $858 million for letters of credit, $132 million for cash margin, $589 million for parental guarantees and second liens supporting net discounted exposure of counterparties aggregating approximately $897 million.

The following table shows the breakdown of balances of the credit support provided in support of the hedging contracts described above:

	September 30, 2006	December 31, 2005
	($ in millions)	($ in millions)

Letters of Credit(1)	$858	$831
Cash Margin	132	438
Parental Guarantees(2)	589	167
Second Liens(3)	897	2,221

(1)	Letters of Credit outstanding as of December 31, 2005, includes a balance related to Texas Genco LLC of $604 million.

(2)	Parental guarantees were provided by either NRG Energy, Inc. or NRG Texas LLC on behalf of their subsidiaries.

(3)	As of December 31, 2005, the second liens were limited to the ERCOT assets of Texas Genco LLC. As of September 30, 2006, substantially all of NRG’s assets were subject to the second liens.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code (the “Code”), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary deals only with holders that purchase notes at their original issuance at their issue price (the first price at which a substantial amount of the notes is sold for money to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the U.S., and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, constructive sale, or other integrated transaction, or situations in which the “functional currency” of a U.S. holder (as defined below) is not the U.S. dollar. Moreover, the effect of any applicable estate, state, local or non-U.S. tax laws is not discussed.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE ESTATE TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

(1) an individual citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the “substantial presence” test under Section 7701(b) of the Code;

(2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof (including the District of Columbia);

(3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4) a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more “U.S. persons” within the meaning of the Code has the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.

A holder that is a partner of a partnership purchasing the notes should consult with its own tax advisor about the U.S. federal income tax consequences of purchasing, holding and disposing of the notes.

U.S. Holders

Interest.  The stated interest on a note will be included in the gross income of a U.S. holder as ordinary income at the time such interest is accrued or received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. The notes will not be issued with “original issue discount” within the meaning of Section 1273 of the Code.

Additional Interest.  In certain circumstances (see “Description of the Notes — Repurchase at the Option of Holders — Change of Control” and “Description of the Notes — Optional Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. It is possible that the IRS could assert that the additional amounts which we would be obliged to pay is a “contingent payment.” In that case, the notes may be treated as contingent payment debt instruments for U.S. federal income tax purposes, with the result that the timing, amount of income included and the character of income recognized may be different from the consequences discussed herein. However, the Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are remote or incidental as of the issue date are ignored. We believe that as of the issue date the likelihood of our paying additional amounts is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. In addition, we have the option to redeem all or a portion of the notes at certain times prior to the maturity date at a premium. Under applicable Treasury regulations, we will be deemed to exercise any option to redeem the notes if the exercise of such option would lower the yield of the debt instrument. We believe, and intend to take the position for purposes of determining yield and maturity (for purposes of the original issue discount provisions of the Code), that we will not be treated as having exercised any option to redeem the notes under these rules. Such determination by us is binding on all U.S. holders unless a U.S. holder discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. holder might be required to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. Alternatively, the notes may be treated as being subject to the original issue discount rules. In the event a contingency occurs, it would affect the amount, the character and timing of the income recognized by a U.S. holder. This discussion assumes that the notes will not be treated as contingent payment debt instruments or as instruments subject to original issue discount rules for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.  Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (not including the amount allocable to accrued and unpaid interest) and (ii) that holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note. A U.S. holder’s adjusted tax basis in a note generally will equal that holder’s cost reduced by any principal payments received. The capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the note is more than one year at the time of sale, exchange, redemption or other taxable disposition. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. The deductibility of capital losses is subject to limitation.

A U.S. holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale and has not been previously included in income.

Information Reporting and Backup Withholding Tax.  In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a note (including the payment of liquidated damages) and payments of the proceeds of the sale or other disposition of a note to certain non-corporate U.S. holders. The payor (which may be us or an intermediate payor) will be required to withhold backup withholding tax at the applicable statutory rate if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or establish an exemption from backup withholding, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting with respect to interest or dividends described in Section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and such U.S. holder is not subject to backup withholding under the Code. Certain holders (including among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. U.S. holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Interest.  Interest paid to a non-U.S. holder will not be subject to U.S. federal income or withholding tax of 30% (or, if applicable, a lower rate under an applicable income tax treaty) under the “portfolio interest” exception of the Code provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through sufficient stock ownership and is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	either (1) the non-U.S. holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “U.S. person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a “U.S. person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied; and

•	the interest is not effectively connected with such holder’s conduct of a trade or business within the U.S.

Even if the above conditions are not met, a non-U.S. holder may be entitled to an exemption from U.S. federal withholding tax if the interest is effectively connected to a U.S. trade or business as described below or to a reduction in or an exemption from U.S. federal income and withholding tax on interest under an income tax treaty between the U.S. and the non-U.S. holder’s country of residence. To claim a reduction or exemption under an income tax treaty, a non-U.S. holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-U.S. holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

The certification requirements described above may in some circumstances require a non-U.S. holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number on IRS Form W-8BEN.

Additional Interest.  We believe that the possibility of additional interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. This discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. See “— U.S. Holders — Additional Interest.”

Sale, Exchange, Redemption or other Taxable Disposition of Notes.  A non-U.S. holder of a note generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on a sale, exchange, redemption or other taxable disposition of the note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “— Non-U.S. Holders — Interest”) unless (i) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.

U.S. Trade or Business.  If interest or gain from a disposition of the notes is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business and, if an income tax treaty applies and the non-U.S. holder maintains a U.S. “permanent establishment” to which the interest or gain is attributable, the non-U.S. holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain realized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the U.S.

Information Reporting and Backup Withholding Tax.  U.S. backup withholding tax generally will not apply to payments on a note to a non-U.S. holder if the non-U.S. holder is exempt from withholding tax on interest as described above in “— Non-U.S. Holders — Interest.” However, information reporting may still apply with respect to interest payments.

Payment of proceeds made to a non-U.S. holder outside the U.S. from a disposition of notes effected through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting. However, payment of proceeds from a disposition of notes by a non-U.S. holder effected through a non-U.S. office of a broker may be subject to information reporting (but generally not backup withholding) if the broker is (i) a U.S. person (within the meaning of the Code); (ii) a controlled foreign corporation for Untied States federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Non-U.S. holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

UNDERWRITING

We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

Principal
Underwriter	Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Morgan Stanley & Co. Incorporated

Total	$1,100,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price specified on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $300,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure that an active public market for the notes will develop or that any trading market that does develop for the notes will be liquid. If an active public trading market for any series of the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in connection with the offering, i.e., if they sell more notes than are specified on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and certain of their affiliates are lenders under, and receive customary fees and expenses in connection with, certain of our credit facilities, including our senior secured credit facility, which is being amended in connection with the Transactions, and our bridge loan facility. See “Description of Certain Other Indebtedness and Preferred Stock.” An affiliate of Morgan Stanley & Co. Incorporated is a hedging counterparty of ours, and such affiliate will receive a share of the amounts that are paid to hedging counterparties in connection with the resetting of certain of our hedges. See “The Transactions” in this prospectus supplement. As a result, this affiliate may receive more than 10% of the net proceeds of this offering. Therefore, this offering will be made pursuant to the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule requires that the yield of a debt security be no lower than the yield recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter with respect to this offering. The yield on the notes will be no lower than that recommended by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Neither Merrill Lynch, Pierce, Fenner & Smith Incorporated nor its affiliates is a hedging counterparty of ours that will receive any net proceeds from this offering.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings (including hedging transactions) in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

We have entered into bridge agreements with Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated and certain of their affiliates to assure that we have adequate financing to fund amounts owing to the hedge counterparties in connection with the resetting at certain of our hedges.

LEGAL MATTERS

The validity of the notes offered hereby and certain other matters will be passed upon for NRG by Kirkland & Ellis LLP, Chicago, Illinois. The Underwriters have been represented in connection with this offering by Latham & Watkins LLP, New York, New York.

NRG Energy, Inc.

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK

NRG Energy, Inc., from time to time, may offer to sell senior or subordinated debt securities, preferred stock and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “NRG.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 21, 2005

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. NRG’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

1. Our annual report on Form 10-K for the year ended December 31, 2004 filed on March 30, 2005.

2. Our Definitive Proxy Statement on Schedule 14A filed on April 12, 2005.

3. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 filed on May 10, 2005, June 30, 2005 filed on August 9, 2005 and September 30, 2005 filed on November 7, 2005.

4. Our current reports on Form 8-K filed on February 24, 2005, Form 8-K filed on March 3, 2005, two Forms 8-K filed on March 30, 2005 (which do not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on May 24, 2005, Form 8-K/A filed on May 24, 2005, Form 8-K/A filed on May 25, 2005, Form 8-K filed on June 15, 2005, Form 8-K/A filed on June 15, 2005, Form 8-K filed on June 17, 2005, Form 8-K filed on July 18, 2005, Form 8-K filed on August 1, 2005, Form 8-K filed on August 3, 2005, Form 8-K filed on August 9, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on August 11, 2005, Form 8-K filed on September 1, 2005, Form 8-K filed on September 7, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on October 3, 2005, Form 8-K filed on October 12, 2005, Form 8-K filed on November 7, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on December 20, 2005 and Form 8-K filed on December 21, 2005.

5. The description of our common stock contained in the Registration Statement on Form 8-A dated March 22, 2004 filed with the SEC to register such securities under the Securities and Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500
Attention: General Counsel

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions that include, but are not limited to, expected earnings and cash flows, future growth and financial performance and the expected synergies and other benefits of the acquisition of Texas Genco LLC described herein (including the documents incorporated herein by reference), and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others:

•	Risks and uncertainties related to the capital markets generally, including increases in interest rates and the availability of financing for the acquisition of Texas Genco LLC;

•	NRG’s indebtedness and the additional indebtedness that it will incur in connection with the acquisition of Texas Genco LLC;

•	NRG’s ability to successfully complete the acquisition of Texas Genco LLC, regulatory or other limitations that may be imposed as a result of the acquisition of Texas Genco LLC, and the success of the business following the acquisition of Texas Genco LLC;

•	General economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel or other raw materials;

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	NRG’s potential inability to enter into contracts to sell power and procure fuel on terms and prices acceptable to it;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Changes in government regulation, including possible changes of market rules, market structures and design, rates, tariffs, environmental laws and regulations and regulatory compliance requirements;

•	Price mitigation strategies and other market structures or designs employed by independent system operators, or ISOs, or regional transmission organizations, or RTOs, that result in a failure to adequately compensate our generation units for all of their costs;

•	NRG’s ability to realize its significant deferred tax assets, including loss carry forwards;

•	The effectiveness of NRG’s risk management policies and procedures and the ability of NRG’s counterparties to satisfy their financial commitments;

•	Counterparties’ collateral demands and other factors affecting NRG’s liquidity position and financial condition;

•	NRG’s ability to operate its businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow from its asset-based businesses in relation to its debt and other obligations; and

•	Significant operating and financial restrictions placed on NRG contained in the indenture governing its 8% second priority senior secured notes due 2013, its amended and restated credit facility as well as in debt and other agreements of certain of NRG’s subsidiaries and project affiliates generally.

NRG ENERGY, INC.

NRG Energy is a wholesale power generation company, primarily engaged in the ownership and operation of power generation facilities, the transacting in and trading of fuel and transportation services and the marketing and trading of energy, capacity and related products in the United States and internationally. We have a diverse portfolio of electric generation facilities in terms of geography, fuel type and dispatch levels. Our principal domestic generation assets (without giving effect to the acquisition of Texas Genco LLC) consist of a diversified mix of natural gas-, coal- and oil-fired facilities, representing approximately 40%, 30% and 30% of our total domestic generation capacity, respectively. In addition (without giving effect to the acquisition of Texas Genco LLC), approximately 15% of our domestic generating facilities have dual- or multiple-fuel capacity, which render the ability for plants to dispatch with the lowest cost fuel option.

Our two principal operating objectives are to optimize performance of our entire portfolio, and to protect and enhance the market value of our physical and contractual assets through the execution of risk management, marketing and trading strategies within well-defined risk and liquidity guidelines. We manage the assets in our core regions on a portfolio basis as integrated businesses in order to maximize profits and minimize risk. Our business involves the reinvestment of capital in our existing assets for reasons of repowering, expansion, pollution control, operating efficiency, reliability programs, greater fuel optionality, greater merit order diversity, and enhanced portfolio effect, among other reasons. Our business also may involve acquisitions intended to complement the asset portfolios in our core regions. From time to time we may also consider and undertake other merger and acquisition transactions that are consistent with our strategy, such as our pending acquisition of Texas Genco LLC.

On September 30, 2005, we entered into an acquisition agreement, or the Acquisition Agreement, with Texas Genco LLC and each of the direct and indirect owners of equity interests in Texas Genco LLC, or the Sellers. Pursuant to the Acquisition Agreement, we agreed to purchase all of the outstanding equity interests in Texas Genco LLC for a total purchase price of approximately $5.825 billion and the assumption by us of approximately $2.5 billion of indebtedness. The purchase price is subject to adjustment, and includes an equity component valued at $1.8 billion based on a price per share of $40.50 of NRG’s common stock. As a result of the Acquisition, Texas Genco LLC will become a wholly owned subsidiary of NRG and will nearly double our U.S. generation portfolio from approximately 12,005 Megawatts to 23,124 Megawatts.

We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG”. Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and the other reports we file with the Securities and Exchange Commission. See “Where You Can Find More Information.”

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES AND GUARANTEES

We may offer secured or unsecured debt securities, which may be convertible. Our debt securities and any related guarantees will be issued under an indenture to be entered into between us and Law Debenture Trust Company of New York. Holders of our indebtedness will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries that do not guarantee our payment obligations under such indebtedness.

We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	whether securities issued by us will be entitled to the benefits of the guarantees or any other form of guarantee;

•	conversion or exchange into other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 or $5,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

PREFERRED STOCK

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our amended and restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

As of the date of this prospectus, we are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 16, 2005, 420,000 shares of 4% Convertible Perpetual Preferred Stock were outstanding and 250,000 shares of 3.625% Convertible Perpetual Preferred Stock were outstanding. Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series.

Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the amended and restated certificate of incorporation. The term “board of directors” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our or our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities.

Redemption and Sinking Fund

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the option of the holder thereof and may be mandatorily redeemed. Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

Holders of our 4% Convertible Perpetual Preferred Stock are entitled to one vote for each share held by such holder on all matters voted upon by our common stockholders.

COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our amended and restated certificate of incorporation, which is incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 500,000,000 shares of common stock, $0.01 par value per share. As of December 16, 2005, we had outstanding 80,701,888 shares of our common stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock.

Dividends

Except as otherwise provided by the Delaware General Corporation Law or our amended and restated certificate of incorporation, the holders of our common stock, subject to the rights of holders of any series of preferred stock, shall share ratably in all dividends as may from time to time be declared by our board of directors in respect of our common stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, our dissolution, liquidation and winding up), whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, after payment of liabilities and liquidation preference on any outstanding preferred stock.

Voting Rights

Except as otherwise provided by the Delaware General Corporation Law or our certificate of incorporation and subject to the rights of holders of any series of preferred stock, all the voting power of our stockholders shall be vested in the holders of our common stock, and each holder of our common stock shall have one vote for each share held by such holder on all matters voted upon by our stockholders.

Subject to the rights of holders of any outstanding shares of preferred stock to act by written consent, our stockholders may not take any action by written consent in lieu of a meeting and must take any action at a duly called annual or special meeting of stockholders.

The affirmative vote of holders of at least two-thirds of the combined voting power of our outstanding shares eligible to vote in the election of directors is required to alter, amend or repeal provisions in the amended and restated certificate of incorporation regarding indemnification, classification of directors, action by written consent and changes to voting requirements applicable to such provisions.

Conversion and Exchange

Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock.

Miscellaneous

Holders of our common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. We are subject to Section 203 of the DGCL. Shares of our common stock are not subject to calls or assessments. No personal liability will attach to holders of our common stock under the laws of the State of Delaware (our state of incorporation) or of the State of New Jersey (the state in which our principal place of business is located). All of the outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed and traded on the New York Stock Exchange under the symbol “NRG.”

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the periods indicated are stated below. For this purpose, “earnings” include pre-tax income (loss) before adjustments for minority interest in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income of equity investees, reduced by interest capitalized. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. “Preference dividends” equals the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. “Predecessor Company” refers to NRG’s operations prior to December 6, 2003, before emergence from bankruptcy and “Reorganized NRG” refers to NRG’s operations from December 6, 2003 onwards, after emergence from bankruptcy.

	Reorganized NRG						Predecessor Company
	Nine				December 6,		January 1,
	Months		Year		2003		2003		Year
	Ended		Ended		through		through		Ended
	September 30,		December 31,		December 31,		December 5,		December 31,
	2005		2004		2003		2003		2002		2001		2000

Ratio of Earnings to Fixed Charges	1.19	x	1.83	x	1.68	x	9.82	x(1)	—	(2)	1.26	x	1.81	x
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	1.04	x	1.82	x	1.68	x	9.82	x(1)	—	(2)	1.26	x	1.81	x

(1)	For the period January 1, 2003 through December 5, 2003, the earnings include a one time earning of $4,118,636,000 due to Fresh Start adjustments.
(2)	For the year ended December 31, 2002, the deficiency of earnings to fixed charges was $3,023,467,000.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of NRG Energy, Inc. (the Company) as of December 31, 2004, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, included in the Company’s Form 10-K, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of NRG South Central Generating LLC and subsidiaries and the financial statements and schedule of Louisiana Generating LLC as of December 31, 2004 and for the year then ended, the consolidated financial statements of NRG Northeast Generating LLC and subsidiaries, NRG Mid Atlantic Generating LLC and subsidiaries, NRG International LLC and subsidiaries and the financial statements of Indian River Power LLC and subsidiaries as of December 31, 2004 and for the year then ended, the financial statements of Oswego Harbor Power LLC as of December 31, 2004 and 2003 and for the year ended December 31, 2003 and the period from December 6, 2003 to December 31, 2003 and the statements of operations, member’s equity and comprehensive income and cash flows of Oswego Harbor Power LLC for the period from January 1, 2003 to December 5, 2003, have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of NRG Energy, Inc. as of December 31, 2003 and for the period December 6, 2003 through December 31, 2003, the period January 1, 2003 through December 5, 2003 and the year ended December 31, 2002 incorporated in this prospectus by reference to NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NRG Northeast Generating LLC, NRG South Central Generating LLC, Louisiana Generating LLC, NRG Mid Atlantic Generating LLC, Indian River Power LLC, and NRG International LLC as of December 31, 2003 and for the period from December 6, 2003 through December 31, 2003, the period from January 1, 2003 through December 5, 2003 and the year ended December 31, 2002 incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K dated June 14, 2005, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of West Coast Power LLC incorporated in this prospectus by reference to NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Texas Genco LLC and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, cash flows, members’ equity and comprehensive loss for the period from July 19, 2004 to December 31, 2004, all incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K, filed on December 21, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Texas Genco Holdings, Inc. and subsidiaries as of December 31, 2003 and 2004 and the related statements of consolidated operations, cash flows, and capitalization and shareholders’ equity for each of the three years for the period ended December 31, 2004, and the statement of consolidated comprehensive loss for each of the three years for the period ended December 31, 2004, all incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K, filed on December 21, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$1,100,000,000

NRG Energy, Inc.

% Senior Notes Due 2017

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Morgan Stanley